SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
--------------------------------------------
FORM S - 4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
------------------------------------------------

HMZ METALS INC.

(Exact Name of Registrant as Specified in its Charter)

CANADA	1000	00-0000000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

HMZ METALS INC.
150 King Street West, Suite 2315
Toronto, Ontario, Canada, M5H 1J9
(416) 214-3270

(Address and Telephone Number of Registrant's Principal Executive Office)
---------------------------

ROBERT DOYLE
HMZ METALS INC.
150 King Street West, Suite 2315
Toronto, Ontario, Canada, M5H 1J9
(416) 214-3270

(Name, Address and Telephone Number of Agent for Service)
---------------------------

COPIES TO:
DAVID KNIGHT Macleod Dixon LLP P.O. Box 505 Canada Trust Tower, BCE Place 161 Bay Street, Suite 3900 Toronto, Ontario Canada M5J 2S1 (416) 360-8511	JOSEPH P. GALDA, ESQ. Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203-2391 USA (716) 856-4000

APPROXIMATE DATE OF COMMENCEMENT OF THE REINCORPORATION MERGER: AS SOON AS PRACTICABLE AFTER THE REQUISITE VOTES ARE OBTAINED AT A SPECIAL MEETING REFERRED TO IN THIS REGISTRATION STATEMENT.

--------------------------------------------------------------

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /____

If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. / / _____

HMZ METALS INC.
150 King Street West, Suite 2315
Toronto, Ontario, Canada, M5H 1J9
(416) 214-3270

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	54,818,017	$0.03	$17,103,221	$1573.50

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROXY/PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 2, 2002

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

__________, 2002

Dear Biogan Shareholder

You are cordially invited to attend a special meeting of shareholders to be held on __________, 2002, at ____ p.m. at ____________. The purpose of the meeting is to allow you to vote on the proposed reincorporation merger which would have the effect of changing the domicile of Biogan from Delaware to Canada.

If we complete the merger, you will own shares in a new Canadian corporation called HMZ Metals Inc. and Biogan will merge with a subsidiary of HMZ Metals Inc.

We believe that the transfer of the domicile of the company from Delaware to Canada will enable us to benefit from active investor interest in Canada for Canadian mining companies, secure financing, and allow officers and directors of Biogan to benefit from their contacts in the Canadian mining industry.

The Board of Directors has declared the reincorporation merger advisable and recommends that you vote for its approval.

We are soliciting proxies for use at the meeting. The record date for voting at the meeting is ______________, 2002.

Joseph P. Galda
SECRETARY

_____________, 2002

-------------------------------------------
NOTICE OF
SPECIAL MEETING OF SHAREHOLDERS
--------------------------------------------

To the Shareholders of Biogan International, Inc.:

Notice is hereby given that a special meeting of the shareholders of Biogan International, Inc. will be held on __________, 2002, at ____ p.m., at ______________ to vote upon a proposal to enter into a merger agreement, which will have the effect of transferring the domicile of Biogan from the State of Delaware to Canada and to vote on any other matters that may properly come before such meeting.

In the event the merger is approved by a vote of the shareholders, it will be accomplished by delivering a certificate of merger to the Secretary of State of the State of Delaware

If we complete the merger, you will own shares in a new Canadian corporation called HMZ Metals Inc. and Biogan will merge with a subsidiary of HMZ Metals Inc.

Only shareholders of record at the close of business on ___________, 2002, are entitled to notice of and to vote at the meeting. A complete list of those shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the offices of the company for a period of ten days prior to the meeting.

If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors,

Joseph P. Galda
SECRETARY

_____________, 2002

SEE "RISK FACTORS," BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE MERGER AND THE OWNERSHIP OF HMZ METALS INC. COMMON SHARES AND SERIES A PREFERRED SHARES.

This proxy statement/prospectus is first being mailed to holders of Biogan common stock and holders of Series A and Series B Convertible Preferred Stock on or about __________, 2002.

PLEASE NOTE THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BIOGAN THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF BIOGAN COMMON STOCK AND SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE MADE TO BIOGAN INTERNATIONAL, INC. 150 KING STREET WEST, SUITE 2315 TORONTO, ONTARIO, CANADA, M5H 1J9, ATTENTION: SECRETARY, TELEPHONE: (416) 214-3270. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST INFORMATION NO LATER THAN ____________, 2002.

-------------------------------------------------------------------------------------------

TABLE OF CONTENTS

SUMMARY	1
The Companies Merger Risk Factors	1 2 2

SUMMARY FINANCIAL DATA	5

RISK FACTORS Risk Factors Relating to the Merger Risk Factors Relating to HMZ Metals' Business	6 6 7

MERGER	11

VOTING AND PROXY INFORMATION Special Meeting Proxy Solicitation Record Date Vote Required for Approval Proxies	15 15 15 15 15 16

DISSENTERS' RIGHTS	17

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES	17

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	21

COMPARATIVE RIGHTS OF SHAREHOLDERS	23

ACCOUNTING TREATMENT	43

BUSINESS OF BIOGAN	44

BUSINESS OF HMZ METALS	46

SELECTED FINANCIAL DATA	47

MARKET PRICES, DIVIDENDS AND TRADING INFORMATION	49

MANAGEMENT OF BIOGAN AND HMZ METALS Executive Officers and Certain Key Employees Executive Compensation Related Party Transactions	50 50 52 52

SECURITY OWNERSHIP	53

DESCRIPTION OF SHARE CAPITAL Common Shares Preferred Stock Convertible Debentures	55 55 56 57

SHAREHOLDER PROPOSALS	61

LEGAL MATTERS	61

EXPERTS	61

AVAILABLE INFORMATION	61

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	62

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS	72

SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, THE FINANCIAL STATEMENTS OF THE COMPANY AND THE OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE. THE SYMBOL "$" REFERS TO UNITED STATES DOLLARS.

THE COMPANIES

BIOGAN

We were incorporated on February 5, 1988 under the laws of the State of Delaware as H.W. Ronney and Company. In March 1989 the company merged with Biogan Medical International, Inc. and maintained the Biogan name. Following the merger we engaged in various medical and related enterprises, and prior to 1995 we also engaged in business operations in a variety of other industries. In 1995 we focused our resources on a new concept for the development of electrical motors known as the IntorCorp motor. In 1999, we divested ourselves of all of our interests in the IntorCorp motor in exchange for ownership in R-Tec Holding, Inc., which continued development of the electric motor concept. Following this transaction with R-Tec Holding we began to focus our attention, experience and resources on what we believed to be significant business opportunities in the base metal mining and smelting industry in the People's Republic of China.

In 2000, we entered into an agreement with Hechi Industrial Co, Ltd., a large mining enterprises in the Guangxi Province of China, through which we formed Guangxi Guanghe Metals Company Limited, or GGM, a joint venture company, under the laws of the PRC , for the purpose of mining and smelting non-ferrous metals. After learning on July 27, 2001 that we were required to restructure the transaction in order to meet certain Chinese legal requirements, we negotiated a revised agreement with Hechi and finalized a joint venture structure on July 19, 2002. Our goal is to further develop and expand Hechi's existing mining assets and enhance its smelting operations in order to establish us as the preeminent integrated mining and smelting company in the Guangxi Province. Our strategy includes the introduction of capital and modern mining technologies to the Hechi region in order to further develop and produce the mineral resources in the region.

We have also undertaken a reincorporation merger, which pending shareholder approval at the next special meeting of shareholders, will have the effect of changing Biogan's domicile form Delaware to Canada. We have chosen to pursue the reincorporation merger because i) there is significant Canadian investor interest in Canadian natural resource companies, ii) so that the company may benefit from management's relationships in the Canadian mining industry and iii) so that we can complete a financing which is conditioned in part on the company becoming re-domiciled to Canada.

HMZ METALS

HMZ Metals Inc. is a Canadian corporate entity formed on July 22, 2002 to facilitate the change of domicile of Biogan from Delaware to Canada. HMZ Metals has had no business activity to date. The business of HMZ Metals following the reincorporation merger will be identical in most respects to Biogan's current business, except that the company will no longer be subject to the corporate laws of the State of Delaware and of the United States and will become subject to the Canada Business Corporations Act, or CBCA. The differences between the laws will not materially effect our business but will affect your rights as a shareholder. The differences between the applicable laws of the two jurisdictions is discussed in greater detail under the heading "Comparative Rights of Shareholders" on page 23.

FACTORS YOU SHOULD CONSIDER

After giving effect to the reincorporation merger, each share of Biogan common stock that you own will be changed into one common share of HMZ Metals, and Biogan will merge with a wholly owned subsidiary of HMZ Metals. The reincorporation merger, which will have the effect of transferring the domicile of Biogan from Delaware to Canada, will not have any effect on your relative equity or voting interests in the Biogan business. The reincorporation merger will, however, result in changes in your rights and obligations under applicable corporate laws. In addition, the merger may have tax consequences for you.

REASONS FOR THE MERGER

The Board of Directors believes reincorporation in Canada will enable the company i) to benefit from Canadian investors' interest in Canadian mining companies, ii) allow the officers and directors of Biogan to benefit from their contacts in the Canadian mining industry for the purpose of furthering Biogan's business, and iii) to complete a financing in Canada conditioned in part on Biogan changing its domicile from Delaware to Canada.

RISK FACTORS WHICH MAY AFFECT YOUR VOTE

Factors such as possible adverse tax consequences and stock price volatility of HMZ Metals common stock following the merger may affect your vote on the reincorporation merger and your interest in owning HMZ Metals common shares. In evaluating the merits of the reincorporation merger, you should carefully consider the risk factors and the other information included or incorporated by reference on page 6 of this proxy statement/prospectus.

SHAREHOLDERS WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS

Under section 262 of the Delaware General Corporation Law, or DGCL, shareholders have a right of appraisal, which entitles them to receive payment equal to the fair value of their shares in certain merger or consolidation transactions, upon opting-out of such transactions. However, shareholders of companies engaging in certain types of merger or consolidation transactions are excluded from this right of appraisal under section 262(b) of the DGCL. Biogan's proposed reincorporation merger meets the requirements of 262(b) of the DGCL and thus Biogan shareholders will be precluded from exercising appraisal rights in connection with the merger.

MATERIAL TAX CONSEQUENCES FOR SHAREHOLDERS

The following is a brief summary of the material tax consequences the reincorporation merger will have for shareholders of Biogan. Shareholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for HMZ Metals and for shareholders is set out under "Material United States Federal Tax Consequences" and "Material Canadian Federal Income Tax Consequences."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Certain U.S. Holders should generally be able to avoid U.S. tax on the merger. The merger should qualify as a Reverse Triangular Merger under Section 368(a)(2)(E) of the Code and therefore no gain or loss should be recognized by U.S. Holders with respect to the reorganization itself. In addition, Section 367 of the Code generally provides that a Reverse Triangular Merger, in situations such as this, is deemed to be an outbound transfer of stock by the U.S. Holders of Biogan stock. Nevertheless, a U.S. Holder will not recognize gain on the outbound transfer of stock as long as the shareholder owns less than 5% of HMZ Metals after the merger. A U.S. Holder who owns a 5% or greater interest in HMZ Metals after the merger generally is required to recognize gain but it may be possible for such a shareholder to enter into a gain recognition agreement with the Internal Revenue Service to avoid this result. Basis in the HMZ Metals common shares received will generally equal the U.S. Holders' adjusted basis in the Biogan common stock exchanged plus any gain recognized on the merger under Section 358 of the Code.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

Holders of Biogan common stock who are resident or are deemed to be resident in Canada for purposes of the Income Tax Act (Canada) who exchange their Biogan common stock for HMZ Metals common shares will be considered to have disposed of their Biogan common stock for proceeds of disposition equal to the fair market value of HMZ Metals common shares received in exchange. The aggregate adjusted cost base of the HMZ Metals common shares immediately after the exchange will be equal to their fair market value at the time. Holders who exchange their Biogan common shares and holders who dispose of their HMZ Metals common shares in the future will be considered to have realized a capital gains (or capital loss) to the extent the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Biogan common stock or HMZ metals common shares immediately before the exchange or disposition and any reasonable cost of disposition.

Holders who are neither resident nor deemed to be resident in Canada for purposes of the Income Tax Act (Canada) and who do not use or hold their Biogan common stock or HMZ Metals common shares in connection with carrying on business in Canada will incur no tax liability under the Income Tax Act (Canada) on any capital gain realized on the disposition of Biogan common stock in exchange for HMZ Metals common shares pursuant to the merger.

HOW THE MERGER WILL AFFECT YOUR RIGHTS AS A SHAREHOLDER

The principal attributes of Biogan common stock and HMZ Metals common stock will be identical in most material respects. However, the rights of shareholders under Delaware General Corporations Law differ in certain substantive ways from the rights of shareholders under the CBCA. Examples of some of the changes in shareholder rights which will result from the transfer of the Company from Delaware to Canada are:

●	Shareholders holding at least 5% of the shares entitled to vote may require the board to call a special meeting of shareholders under Canadian law. Delaware does not contain a similar entitlement.

●	Shareholders' actions by written consent are only valid under the CBCA when all of the shareholders entitled to vote on the matter sign the written consent. Delaware law requires the signatures of only a majority of such shareholders for a valid action by written consent.

●	Dissenter's rights are available to shareholders under more circumstances under the CBCA than under Delaware law.

●	Shareholders have a statutory oppression remedy under Canadian corporate law that does not exist under Delaware statute. It is similar to the common law actions in Delaware for breach of fiduciary duty, but the CBCA remedy does not require shareholders to prove that the directors acted in bad faith.

-4-

●	At least 25% of the directors of a CBCA company must reside in Canada. Delaware law does not contain a similar provision.

●	A director's liability may not be limited under CBCA law as it may under Delaware law.

PRICE VOLATILITY

HMZ Metals cannot predict what effect the merger will have on the market price prevailing from time to time or the liquidity of HMZ Metals' common shares. While we expect HMZ Metals' common stock will be listed for trading on the OTCBB, the change in domicile and expected increase in trading activity of the company's shares in Canada may decrease the demand for HMZ Metals' common shares in the United States trading markets. The decrease may not be offset by increased demand in Canada.

ACCOUNTING TREATMENT OF THE MERGER

The indirect acquisition by HMZ Metals Inc. of the assets and liabilities of Biogan in connection with the reincorporation merger will be accounted for as a statutory reincorporation. There will not be any step-up or write down of assets for accounting purposes as a result of the reincorporation merger. We have not included pro forma financial information to show how the financial statements would appear if the merger had already occurred because the pro forma financial information would not differ substantially from the historical financial information. The carrying value of the assets and liabilities of HMZ Metals after the transaction will substantially reflect the carrying values of the assets and liabilities of Biogan prior to the transaction.

OUR RECOMMENDATION TO SHAREHOLDERS

Taking into consideration all of the factors and reasons set forth above and elsewhere in this proxy statement/prospectus, the Biogan board of directors have approved the reincorporation merger and recommend that shareholders of Biogan vote for its approval.

THE SPECIAL MEETING

MATTERS TO BE VOTED ON

Biogan shareholders will be asked to approve the reincorporation merger of the company which will have the effect of changing the company's domicile from Delaware to Canada.

VOTE NEEDED TO APPROVE THE MERGER

Approval of the reincorporation merger requires the affirmative vote of the shareholders of Biogan holding a majority of the shares of Biogan common stock and such other classes of Biogan stock which are entitled to vote thereon. Holders of Series A and Series B Convertible Preferred Stock are entitled to vote, and shall be entitled to that number of votes equal to the largest number of whole shares of common stock of the company that the preferred shares held by them can be converted into pursuant to the terms of the preferred stock. Abstentions and broker "non-votes" will have the effect of votes against the approval of the merger. As of July 19, 2002, there were 108,066,199 shares of common stock outstanding held by approximately 646 holders of record, 1,100 shares of Series A Convertible Preferred Stock outstanding held by one holder of record and 3,624,000 shares of Series B Convertible Preferred Stock outstanding held by one holder of record (see "Description Of Biogan Share Capital"). The directors and executive officers of Biogan and their affiliates directly own, in the aggregate, 3,364,488 shares (approximately 3.69%) of the total number of shares of Biogan common stock outstanding at the record date. Fushan Industrial Co. Ltd. owns 16,800,000 shares common stock of the company (approximately 15.55%) of the total number of shares of Biogan common stock outstanding at the record date. These persons have indicated that they will vote all of their shares of Biogan common stock for the approval of the proposals

SUMMARY FINANCIAL DATA

THE FOLLOWING SUMMARY FINANCIAL INFORMATION FOR THE YEARS 1997 THROUGH 2001 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BIOGAN. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE 2001 FORM 10-KSB THAT IS INCORPORATED BY REFERENCE.

The financial statements of Biogan have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to HMZ Metals' financial statements, would not result in any material differences from the Biogan financial statements.
THREE MONTHS ENDED MARCH 31			YEAR ENDED DECEMBER 31
	2002	2001	2000	1999	1998	1997
	(UNAUDITED)
	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP

STATEMENT OF OPERATIONS DATA:
Net sales	$0	$0	$0q	$0	$360	$225
Reorganization charge	0	0	0	0	0	0
Operating income	-335,548	-1,084,485	-3,600,444	-237,991	-303,824	-658,224
Other income (expense)	-150,000	-700,000	1,866	-272	886,379	-20,492
Earnings per common share	-0.01	-0.02	-0.04	0.00	0.01	-0.01
Net income	-485,548	-1,784,485	-3,598,578	-238,263	582,555	-678,716
Basic	-0.01	-0.02	-0.04	0.00	0.01	0.01
Fully diluted	-0.01	-0.02	-0.04	0.00	0.01	0.01

BALANCE SHEET DATA (AT PERIOD END)
Working capital	-4,152,993	-1,538,585	-778,667	-343,163	-353,923	-157,205
Total assets	1,745,725	1,706,495	1,749,155	82,408	22,724	127,793
Long-term debt	0	2,129,339	1,164,417	0	0	0
Shareholders' equity	-2,446,977	-1,961,429	-1,749,155	-327,948	-785,443	562,924

RISK FACTORS

An investment in HMZ Metals' common shares involves certain risks. In valuating HMZ Metals and its business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus.

RISK FACTORS RELATING TO THE REINCORPORATION MERGER

TAX CONSEQUENCES TO U.S. SHAREHOLDERS

Generally, for U.S. Federal income tax purposes, the reincorporation merger will not cause U.S. shareholders of Biogan common stock who own less than 5% of HMZ Metals after the merger, to recognize gain or loss on their Biogan common stock. For further explanation, see "Material United States Federal Tax Consequences. Any dividends that are paid to U.S. holders of HMZ Metals common shares after the merger may be subject to Canadian withholding taxes at the rate of 15% for holders who own less than 10% of HMZ Metals voting stock. For further explanation, see "Canadian Federal Income Tax Consequences.

TAX CONSEQUENCES TO CANADIAN SHAREHOLDERS

Holders of Biogan common stock who are resident or are deemed to be resident in Canada for purposes of the Income Tax Act (Canada) who exchange their Biogan common stock for HMZ Metals common stock will be considered to have disposed of their Biogan common stock for proceeds of disposition equal to the fair market value of HMZ Metals common shares received in exchange. The aggregate adjusted cost base of the HMZ Metals common shares immediately after the exchange will be equal to their fair market value at the time. Holders who exchange their Biogan common shares and holders who dispose of their HMZ Metals common shares in the future will be considered to have realized a capital gains (or capital loss) to the extent the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Biogan common stock or HMZ metals common shares immediately before the exchange or disposition and any reasonable cost of disposition.

VOLATILITY OF STOCK PRICE--THE STOCK PRICE OF HMZ METALS COMMON SHARES MAY BE VOLATILE. IN ADDITION, DEMAND IN THE UNITED STATES FOR HMZ METALS COMMON SHARES MAY BE DECREASED BY THE CHANGE IN DOMICILE.

The market price of HMZ Metals common shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the mining industry generally, including national and international economic conditions, currency fluctuations and government regulation, could also have a significant impact on the market price of the HMZ Metals' common shares. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of HMZ Metals, could have a material adverse effect on the market price of HMZ Metals' common shares.

HMZ Metals cannot predict what effect the reincorporation merger will have on the market price prevailing from time to time or the liquidity of HMZ Metals' common shares. While we expect HMZ Metals' common stock will be listed for trading on the OTCBB, the change in domicile and expected increase in investment interest in Canada may decrease the demand for HMZ Metals' common shares in the United States trading markets. The decrease may not be offset by increased demand for the company's shares in Canada.

RISK FACTORS RELATING TO HMZ METALS' BUSINESS

CONVERSION OF CONVERTIBLE DEBENTURES

The company issued two convertible debentures on March 29, 2001 (see "Description of Biogan Share Capital"), which are currently convertible into Biogan Common Shares at a price equal to the lesser of a fixed price and a variable price that is based upon a discount to the market price of the Biogan Common Shares. Based on a conversion price of $0.025, the Debentures are convertible into 174,000,000 Biogan Common Shares prior to giving effect to the Merger. The conversion of the Debentures and the sale of the underlying Biogan Common Shares by the holders prior to the Merger could have a significant adverse effect on the market price of the Biogan Common Shares. After the Merger, the Debentures will be convertible into the number of Common Shares that would have been received by the holders on the Merger if it had converted the Debentures prior to the Merger. The conversion of the Debentures at that time, and the sale of underlying Common Shares could have a significant adverse effect on the market price of Common Shares.

UNPREDICTABILITY OF GUANGXI GUANGHE METALS CO.'S QUARTERLY OPERATING RESULTS

Guangxi Guanghe Metals Co., or GGM, has had quarterly operating results which have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond GGM's control. The factors include: the level of demand for base metal products within China and internationally and the prices GGM can charge for mineral products. GGM's, and HMZ Metal's, quarterly operating results may also vary due to the costs related to possible acquisitions of new mines or technologies to modernize mining operations, regulatory changes affecting the Chinese mining community generally or GGM's operation of mines; and the amount and timing of capital expenditures and other costs relating to the expansion of smelting operations.

Due to these factors and other factors, including changes in general economic conditions, the Company believes that period-to-period comparisons of GGM's, or Biogan's, operating results will not necessarily be meaningful in predicting future performance. The company plans to expand and develop GGM's mining and smelting operations to increase production and sales of products. There can be no assurance that GGM's revenues will increase in proportion to its expenses. GGM may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to GGM's expenses. If GGM's operating results and, therefore, the Company's revenues, do not consistently meet the expectations of securities analysts or investors, the Company's Common Share price may fluctuate or decline.

VULNERABILITY TO ECONOMIC CYCLES -- RECESSION COULD REDUCE PRODUCT DEMAND.

HMZ Metals' future operating results will depend largely upon the economic environments in which it operates and will continue to be highly sensitive to Chinese and North American economic conditions, market demand for the company's products and other factors beyond HMZ Metals' control.

ADVERSE EFFECT OF GOVERNMENT ENVIRONMENTAL, HEALTH AND SAFETY REGULATION

HMZ Metals' activities are subject to comprehensive Chinese laws and regulations relating to the environment and health and safety. Biogan has, and HMZ Metals will continue to regularly monitor and review operations, procedures and policies for compliance with these laws and regulations including, but not limited to, solid and hazardous waste regulations, workers health and safety regulations, worker and community right-to-know requirements, and clean water and clean air permitting and compliance requirements specific to the extraction and processing of industrial minerals. Despite compliance efforts, the risk of environmental and other damage is inherent in the extraction and processing of industrial minerals. HMZ Metals cannot be certain that it will not incur material environmental liabilities in the future. Moreover, the global trend toward stricter environmental regulation may continue. Future regulation may give rise to additional compliance requirements and costs that could have a material adverse effect on HMZ Metals. These events may include changes in, or modified interpretations of, existing laws and regulations or enforcement policies. These events may also include further investigation or evaluation of the potential health hazards of certain industrial minerals, intermediate products, by-products and wastes, and the environmental impact of HMZ Metals' operations.

PRC POLITICAL AND ECONOMIC CONSIDERATIONS

Biogan's, and after the Merger HMZ's, business operations are located in, and revenues derived from, the PRC. Accordingly, the Company's business, financial condition and results of operations could be significantly and adversely affected by economic, political and social changes in the PRC.

The economy of the PRC has traditionally been a planned economy, subject to five-year and annual plans adopted by the State, which set down national economic development goals. Since 1978, the State has been moving the economy from a planned economy to a more open, market-oriented system. The PRC's economic development is following a model of market economy under socialism. Under this direction, it is expected that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. However, there is no guarantee that a major turnover of senior political decision-makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies by the State could adversely affect the company's investment in GGM by changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

EXTRACTION AND PROCESSING RISKS AND POTENTIAL INADEQUACY OF INSURANCE COVERAGE

The business of extraction and processing of industrial minerals is subject to many risks and hazards, including environmental hazards, industrial accidents, periodic interruptions due to inclement weather conditions, labor disputes, critical equipment failures, fires, unusual or unexpected geological or mining conditions and flooding. Such risks could result in damage to, or destruction of, extraction or processing facilities, personal injury, environmental damage, delays in extraction or production, monetary loss and possible legal liability. Although the company will maintain insurance within ranges of coverage consistent with industry practice, it cannot be certain that such insurance will be adequate to cover losses or continue to be available at economically acceptable rates in the future. HMZ Metals may become subject to liability for pollution, accidents or other hazards against which it is uninsured.

INFLATION AND ECONOMIC GROWTH IN THE PRC

The PRC economy has experienced rapid growth, although unevenly across sectors of the economy. Such rapid growth can lead to growth in the money supply and rising inflation. If prices for products of GGM rise at a rate that is insufficient to compensate for the rise in the costs of raw materials necessary to operate their businesses, it may have an adverse effect on GGM's profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth, which may have an adverse effect on the Company.

PRC LEGAL SYSTEM AND ENFORCEMENT

The PRC legal system embodies uncertainties that could limit the legal protections available to GGM, Biogan (BVI), Biogan and ultimately the Company and its shareholders.

Although one of the trends of legislation over the past 20 years has been to allow more activity by foreign interests in the PRC, there can be no assurance that this trend will not be slowed, curtailed or reversed, especially in the event of a change in leadership, or economic or socio-political disruption.

If illegal administrative action of the State causes GGM serious damage, the PRC law permits redress to the courts of the PRC. There can be no assurance, however, that compensation will be adequate or timely.

Additionally, despite legal developments over the past 20 years, adequate law does not exist in all areas. The laws that do exist are relatively recent, and their interpretation and enforcement involve uncertainties, which could limit the available legal protections. It may be impossible to obtain swift and equitable enforcement of laws, or to obtain enforcement of the judgment by a court of another jurisdiction. The outcome of any litigation may be more uncertain than usual because: (i) the PRC judiciary's experience is relatively limited, and (ii) the interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.

Further, many tax rules are not published, and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. The PRC currently offers tax and other preferential incentives to encourage foreign investment. However, the country's tax regime is undergoing review and there is no assurance that such tax and other incentives will continue to be made available.

POTENTIAL FAILURE TO MAKE CAPITAL CONTRIBUTIONS

Where joint venture parties have met their obligations on payment of the first installment on capital contribution, Chinese law provides that where a joint venture party fails to meet its subsequent obligation to make capital contribution three months after it becomes due, relevant government authorities shall issue a notice to joint venture parties demanding that the capital contribution be made within one month. Failure to comply with the demand will give government authorities the right to revoke the business license of the joint venture and all prior approvals, thereby forcing the joint venture into winding-up proceedings. However, if a party fails to make a capital contribution within the specified time period, the joint venture investors may negotiate a capital reduction or revised time limit subject to approval from the relevant authority. However, it cannot be guaranteed that a capital reduction would be approved. Biogan (BVI) is required to make a capital contribution of US$7,300,000 before September 1, 2003. Failure to make this contribution could have an adverse effect on the business of GGM, and on the Company.

PRC FOREIGN EXCHANGE CONTROLS

The State imposes control over the conversion of RMB into foreign currencies and remittance thereof out of the PRC must be conducted through the Bank of China or other authorized financial institutions to deal in foreign currencies or, for conversion only, through the authorized banks or foreign exchange adjustment centers. No approvals are needed in order to acquire foreign exchange for a current account transaction, including profit repatriation, interest payments and receipts and expenditures from trade and labor. Strict controls continue for capital account transactions in foreign exchange. Capital account items include loans, direct capital investments and investments in negotiable securities. When applying for approval, enterprises will be subject to review as to the source and nature of the RMB funds. The Company believes that Biogan (BVI) will be able to obtain all required approvals for the conversion of RMB into foreign currencies and remittance abroad of foreign currency. Under the current foreign exchange control system, however, there is no guarantee that sufficient foreign currency will be available at a given exchange rate to satisfy the demands of Biogan (BVI) in full.

ADVERSE EFFECT OF FLUCTUATIONS IN EXCHANGE RATES

Currency fluctuations may affect the value of dividends which HMZ Metals may pay to shareholders. Because the company's products are sold at world prices mainly in local Chinese markets, in exchange for Chinese RMB, the value of revenue for accounting purposes and for the purpose of predicting dividends will fluctuate with the value of the RMB on world currency markets. The costs of HMZ Metals will be incurred principally in Chinese RMB.

RISK OF WORK STOPPAGE DUE TO STRIKE OR LOCKOUT AT GAOFENG MINING COMPANY

The company owns a 9% interest in the Gaofeng Mining Company. While this ownership represents a significant asset for the company, we have no control over management decisions made at GMC. As a result, strikes, lockouts or work stoppages may occur and be beyond our control. In such an event, and depending on its duration, our interests could be adversely affected.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

The Company's success is highly dependent upon the continued services of key managerial employees both in Canada and in China, including the Company's Chairman of the Board Kuang Yihuai, the Vice-Chairman and Chief Executive Officer, Gilles Laverdiere, and Kerry D. Smith, the Company's President and Chief Operating Officer. The Company does not currently maintain key-man life insurance policies on any member of management. Consequently, the loss of these key executives or one or more other key members of management could have a material adverse effect on the Company.

The Company's success also depends upon the Company's ability to recruit, assimilate and retain other qualified employees. China's current economic restructuring and the corresponding creation of a liquid market for skilled employees may lead to problems retaining local Chinese management. The loss of key employees and/or the inability to attract and retain management personnel could result in a management shortage and inefficient production, which would have a material adverse effect on the Company.

NATURE OF MINERAL EXPLORATION AND MINING

The exploration and development of mineral deposits involves significant financial risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not eliminate. Even after the commencement of mining operations, such operations may be subject to risks and hazards as environmental hazards, industrial accidents, unusual or unexpected geological formations, ground control problems and flooding. The occurrence of any of the foregoing could result in damage to or destruction of mineral properties and production facilities, personal injuries, environmental damage, delays or interruptions of production, increases in production costs, monetary losses, legal liability and adverse government action.

While the Company and its affiliates may obtain insurance against certain risks, the nature of these risks are such that liabilities could exceed policy limits or could be excluded from coverage. There are also risks against which the Company and its affiliates cannot insure or against which they may elect not to insure. The potential costs that could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting the future earnings and competitive position of the Company and its affiliates and, potentially, their financial positions.

CONFLICTS OF INTEREST

Certain directors and officers of the Company are directors and/or officers of, or are otherwise associated with, other natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The directors of the Company are required by law, however, to act honestly and in good faith with a view to the best interests of the Company and its shareholders and to disclose any personal interests which they may have in any material transaction which is proposed to be entered into with the Company and to abstain from voting as a director for the approval of any such transaction.

TITLE TO PROPERTIES

There can be no assurance that any government entity in the PRC will not significantly alter the conditions of or revoke the applicable exploration or mining authorizations held by GGM or GMC or that such exploration or mining authorizations will not be challenged or impugned by third parties. In addition, there can be no assurance that the properties in which GGM or GMC have an interest are not subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects.

MERGER

BACKGROUND OF THE REINCORPORATION MERGER

The board of directors of Biogan has determined that it is advisable to change Biogan's domicile from Delaware to Canada. Management has determined that a reincorporation merger with a Canadian shell company will be the most effective means of achieving the desired change of domicile. The Delaware General Corporation Law allows a corporation that is duly incorporated, organized, existing and in good standing under the Delaware GCL to merge with another company pursuant to an agreement of merger approved by the shareholders of each corporation.

Under the proposed merger, Biogan will merge with and into HMZ Acquisition Corp., a newly formed Delaware subsidiary of HMZ Metals. The separate corporate existence of HMZ Acquisition Corp. will cease and Biogan will be the surviving corporation. Each previously outstanding share of HMZ Acquisition common stock will be converted into one share of Biogan common stock and each twelve previously outstanding share of Biogan common stock will be converted into one share of HMZ Metals. The previously outstanding HMZ Metals common shares will be cancelled. As a result of the foregoing, upon consummation of the reincorporation merger the current shareholders of Biogan will own all of the outstanding HMZ Metals common shares. For accounting purposes, the assets and liabilities of HMZ Metals immediately after the consummation of the reincorporation merger will be substantially identical to the assets and liabilities of Biogan immediately prior to the reincorporation merger. The change of domicile will not result in any material change to the business of Biogan and will not have any effect on the relative equity or voting interests of Biogan's shareholders. The change in domicile will, however, result in changes in the rights and obligations of current Biogan shareholders under applicable corporate laws. For an explanation of these differences see "Comparative Rights of Shareholders." In addition, the merger may have adverse tax consequences for shareholders. For example, some shareholders may recognize taxable gains in the merger. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Federal Tax Consequences".

Pursuant to § 251 of the Delaware GCL, the board of directors of Biogan have adopted a resolution approving the merger of Biogan into HMZ Acquisition Corp. The effect of this merger, along with the subsequent share exchange between Biogan and HMZ Metals, will be to change the domicile of Biogan from Delaware to Canada. Such resolution shall be submitted to the stockholders of Biogan at a special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock, whether voting or non-voting, at the address of the stockholder as it appears on the records of the corporation, at least 20 days prior to the date of the meeting. At the meeting, the resolution shall be considered and a vote taken for its adoption or rejection. If the holders of a majority of the outstanding shares of Biogan are voted for the adoption of the resolution, Biogan shall file with the Secretary of State a Certificate of Merger.

Upon the filing of a Certificate of Merger in accordance with § 251 of the Delaware GCL and payment to the Secretary of State of all fees prescribed thereto, the Secretary of State of Delaware shall certify that the corporation has filed all documents and paid all fees required, and thereupon the reincorporation merger will become effective at the time the Certificate of Merger becomes effective in accordance with § 103 of the Delaware GCL.

REASONS FOR THE CHANGE OF DOMICILE

The reason for the merger is to change Biogan's domicile from Delaware to Canada. This will enable the company to benefit from Canadian investor interest in Canadian mining companies. Further, the incorporation of HMZ Metals as a Canadian corporation will allow the officers and directors of Biogan, who have considerable experience in the Canadian mining industry to take better advantage of their contacts in Canada. Above all it will allow Biogan to secure financing in Canada, conditioned in part on Biogan changing its domicile from Delaware to Canada. In addition, the reincorporation merger has been structured to effectively reduce the number of outstanding shares of the company by a factor of one-twelfth. Because the company's shares have been trading below levels required for the company to obtain listing on major stock exchanges, and because low stock price may preclude certain investors from investing in the company, management believes that a reduction in the number of outstanding shares will increase the price of the company's common stock and enhance liquidity and financing opportunities.

EFFECTIVE TIME OF THE MERGER

The reincorporation merger will become effective upon:

1.	The approval of the merger agreement by the shareholders of Biogan, HMZ Metals, and HMZ Acquisition Corp.;

2.	The delivery of a duly executed and verified certificate of merger to the Secretary of State of the State of Delaware in accordance with § 251 of the Delaware GCL; and

3.	The satisfaction or waiver of the other conditions set forth below.

 We anticipate that the Certificate of Merger will be filed shortly after the special meeting of Biogan shareholders.

CONDITIONS TO THE CONSUMMATION OF THE REINCORPORATION MERGER

The obligation of each of the parties to the merger agreement to effect the reincorporation merger is subject to the satisfaction of certain conditions at or prior to the time the merger becomes effective, including:

        1.    The shareholders of Biogan, HMZ Metals, and HMZ Acquisition Corp. shall have duly approved the transactions contemplated by the merger agreement;

        2.    No action, suit or proceeding shall be pending or threatened before any court, administrative agency or arbitrator in which an unfavorable ruling would:

●	prevent consummation of any of the transactions contemplated by the merger agreement;

●	cause any of the transactions contemplated by the merger agreement to be rescinded following consummation;

●	cause HMZ Metals or Biogan, or any of their officers or directors, to become liable for any material damages; or

●	affect adversely the right of HMZ Metals after the reincorporation merger to own the former assets or to operate the former businesses of Biogan;

        3.    There has not been any statute, rule or regulation enacted, promulgated or deemed applicable to the reincorporation merger by any governmental entity which would prevent the consummation of the reincorporation merger; and

        4.    There shall not have been a breach of any representation, warranty, covenant or agreement of HMZ Metals, Biogan or HMZ Acquisition Corp. set forth in the merger agreement which, individually or in the aggregate, would have a material adverse effect on Biogan or HMZ Metals.

THIRD PARTY CONSENTS

The only material consents, approvals or authorizations of or filings with any governmental entity required to consummate the merger are the approval of the shareholders of Biogan, HMZ Acquisition Corp. and HMZ Metals in accordance with § 251 of the Delaware GCL, the filing of the Certificate of Merger with the Secretary of State of Delaware, confirmation from the Secretary of State of Delaware that Biogan is authorized to apply for the merger and a legal opinion from Canadian counsel confirming that HMZ Metals Inc. is authorized under the CBCA to issue shares of common stock to the shareholders of HMZ Acquisition Corp.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the effective time of the merger represented shares of Biogan common stock is required with respect to the reincorporation merger and the transactions contemplated by the merger agreement. Promptly after the effective time of the merger, Computershare Trust Company of Canada shall mail to each record holder of certificates that immediately prior to the effective time of the merger represented shares of Biogan common stock, Biogan Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, a letter of transmittal and instructions for use in surrendering certificates for shares in the appropriate class of Biogan stock. Upon the surrender of each certificate formerly representing Biogan stock, together with a properly completed letter of transmittal, Computershare Trust Company of Canada shall issue in exchange a share certificate of HMZ Metals representing HMZ Metal shares and the Biogan stock certificate shall be cancelled. Until so surrendered and exchanged, each Biogan stock certificate shall represent solely the right to receive HMZ Metals shares.

STOCK OPTIONS

As of the effective time of the reincorporation merger, all options to purchase shares of Biogan common stock granted or issued prior to the effective time of the merger will be cancelled. After the effective time of the merger, HMZ Metals will adopt a new option plan, and will grant options to replace all options granted by Biogan prior to the merger, and the holders of such options will be entitled to purchase an amount of HMZ Metals common shares equal to the amount of common shares of Biogan they were entitled to purchase prior to the merger, as adjusted through the reincorporation merger and any applicable agreements between the company and the holder.

INDEMNIFICATION

For six years after the reincorporation merger, HMZ Metals will indemnify any current or former directors and officers of Biogan or any of Biogan's subsidiaries against all losses and liabilities arising out of their service in such capacities prior to and including the effective time of the reincorporation merger. HMZ Metals has also included provisions in its bylaws for the limitation of liability of directors and officers to the fullest extent permitted by applicable law.

TERMINATION

The merger agreement may be terminated and the reincorporation merger may be abandoned at any time, either before or after approval thereof by the shareholders of Biogan, by action of the board of directors of Biogan.

RECOMMENDATION OF THE BIOGAN BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF BIOGAN HAVE UNANIMOUSLY APPROVED EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMEND THAT SHAREHOLDERS APPROVE EACH OF THE PROPOSALS.

In reaching its decision, the board reviewed the fairness to Biogan and its shareholders of the proposed transaction and considered, without assigning relative weights to, the following factors:

●	The belief of the board of directors that the reincorporation merger would provide greater access to the Canadian capital markets and Canadian investors;

●	The belief of the board of directors that liquidity for shareholders of HMZ Metals shall be enhanced by completing a financing which is conditioned in part on reincorporation in Canada;

-15-

●	The belief that there will be minimal U.S. tax consequences of the proposed reincorporation merger;

●	The fact that Biogan's principal executive office is currently located in Canada, and that it has established relationships with the investment and mining communities in Canada;

●	The fact that the shareholders have an opportunity to vote on each of the proposals.

Without relying on any single factor listed above more than any other factor, the Biogan board of directors, based upon their consideration of all such factors taken as a whole, have concluded that the proposals are fair to Biogan and its shareholders. ACCORDINGLY, THE BIOGAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL CONTAINED IN THIS PROXY/PROSPECTUS.

VOTING AND PROXY INFORMATION SPECIAL MEETING

A special meeting of the Biogan shareholders will be held at _________ p.m. on _________, 2002, at _________ (or at any adjournments or postponements thereof) to consider and vote on a proposal to effect a reincorporation merger of the company, which will have the effect of transferring the domicile of Biogan from the State of Delaware to Canada, and to vote on any other matters that may properly come before such meeting.

The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of each class of Biogan stock will constitute a quorum.

The vote of any Biogan shareholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast for the proposal. Any Biogan shareholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the shareholder has previously granted a proxy for the special meeting.

THE BOARD OF DIRECTORS OF BIOGAN HAVE APPROVED THE REINCORPORATION MERGER AND RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF ITS APPROVAL.

PROXY SOLICITATION

The total cost of soliciting proxies will be borne by Biogan. Proxies may be solicited by officers and regular employees of Biogan without extra remuneration, by personal interviews, telephone and by electronic means. Biogan anticipates that bank, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to shareholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

RECORD DATE

Only those shareholders of record at the close of business on ______________, 2002, as shown in Biogan's records, will be entitled to vote or to grant proxies to vote at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the reincorporation merger requires the affirmative vote of the shareholders of Biogan holding a majority of the shares of Biogan common stock and such other classes of Biogan stock which are entitled to vote. Holders of Series A and Series B Convertible Preferred Stock are entitled to vote, and shall be entitled to that number of votes equal to the largest number of whole shares of common stock of the company that the preferred shares held by them can be converted into pursuant to the terms of the preferred stock. Abstentions and broker "non-votes" will have the effect of votes against the approval of the merger. As of July 19, 2002, there were 108,066,199 shares of common stock outstanding held by approximately 645 holders of record, 1,100 shares of Series A Convertible Preferred Stock outstanding held by one holder of record and 3,624,000 shares of Series B Convertible Preferred Stock outstanding held by one holder of record (see "Description Of Biogan Share Capital"). The directors and executive officers of Biogan and their affiliates directly own, in the aggregate, 3,364,488 shares (approximately 3.69%) of the total number of shares of Biogan common stock outstanding at the record date. Fushan Industrial Co. Ltd. owns 16,800,000 shares common stock of the company (approximately 15.55%) of the total number of shares of Biogan common stock outstanding at the record date. These persons have indicated that they will vote all of their shares of Biogan common stock for the approval of the proposals.

PROXIES

INSTRUCTIONS

Each Biogan shareholder as of ___________, 2002, will receive a proxy card.

●	A shareholder of Biogan may grant a proxy to vote for or against, or to abstain from voting on, the proposals by marking his/her proxy card appropriately and executing it in the space provided.

●	Holders of Biogan common stock whose names appear on the stock records of Biogan should return their proxy card to Biogan's transfer agent, Computershare Trust Company of Canada, in the envelope provided with the proxy card.

●	Biogan shareholders who hold their Biogan common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

PROXY REVOCATION

Holders of Biogan common stock whose names appear on the stock records of Biogan may revoke their proxy card at any time prior to its exercise by:

●	giving written notice of such revocation to the corporate Secretary;

●	appearing and voting in person at the special meeting; or

●	properly completing and executing a later-dated proxy and delivering it to the corporate Secretary at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken.

Biogan shareholders who hold their Biogan common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY VALIDITY

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the Biogan board of directors. Any such determination will be final and binding. The Biogan board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Biogan may accept proxies by any reasonable form of communication so long as Biogan can be reasonably assured that the communication is authorized by the Biogan shareholder.

DISSENTERS' RIGHTS

Under § 262 of the Delaware General Corporation Law, shareholders have a right of appraisal, which entitles them to receive payment of the fair value of their shares in certain merger or consolidation transactions, upon opting-out of such transactions. § 262(b) states, among other things, that appraisal rights are not available in a merger where:

1.	The shares of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. at the time of the merger; or

2.	The shareholders of the corporation receive in the merger shares of stock of the corporation surviving or resulting from such merger; or

3.	Shareholders receive shares of stock of any other corporation which shares of stock at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Because Biogan shareholders will be receiving HMZ Metals common shares in exchange for their shares of Biogan, under section 262(b) Biogan shareholders will not have appraisal rights in the reincorporation merger.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences, under current law, generally applicable to U.S. Holders (as defined below) of Biogan common stock and HMZ Metals common shares with respect to the proposed merger, as well as the material United States federal income tax consequences of the proposed merger to Biogan. This summary does not address all potentially relevant federal income tax matters, and it does not address consequences peculiar to persons subject to special provisions under federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. U.S. alternative minimum tax considerations are not addressed in this summary, nor are state, local or non-U.S. ("foreign") tax consequences.

The following summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS, and court decisions, any of which could be changed, possibly on a retroactive basis, at any time. Other than the inversion transaction legislation discussed below, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time which could affect the tax consequences described herein.

This discussion is for general information only and is not exhaustive of all U.S. federal income tax considerations. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder of Biogan common stock or HMZ Metals common shares. No opinion or representation is made with respect to the United States federal income tax consequences to any U.S. Holder. Accordingly, U.S. Holders should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their own particular circumstances as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holder

As used herein, the term "U.S. holder" means (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized under the laws of the United States or any State thereof (including the District of Columbia), including any organization treated as a U.S. partnership under any applicable Treasury Regulation; (3) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code; or (4) a person otherwise subject to U.S. federal income taxation on its worldwide income. This summary does not address the tax consequences to, and U.S. Holder does not include, persons subject to specific provisions of federal income tax law, including (but not limited to) tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, nonresident alien individuals or entities, non-U.S. corporations, persons that have a "functional currency" other than the U.S. dollar, shareholders who hold Biogan common stock and HMZ Metals common shares as part of a straddle, hedging or a conversion transaction, and shareholders who acquire their Biogan and HMZ Metals stock through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to U.S. Holders who own Biogan common stock and HMZ Metals common stock as capital assets, as that term is defined under Section 1221 of the Code, and who hold Biogan common stock and HMZ Metals common shares directly (e.g., not through an intermediate entity such as a corporation, partnership, limited liability company, trust or estate).

Qualification as Tax-Free Reorganization Under Sections 367 and 368 of the Code

As an initial matter, the merger must qualify as a reorganization under Section 368 of the Code in order for U.S. Holders and Biogan to avoid U.S. tax on the transaction. In addition, as discussed below, Section 367 of the Code also applies to determine whether the merger can be accomplished without U.S. federal tax consequences to U.S. Holders and Biogan. In summary, certain U.S. Holders should be able to avoid U.S. federal tax on the merger and Biogan should not be required to recognize any gain.

First, the merger should qualify as a "reverse triangular merger" under Section 368(a)(2)(E) of the Code since (1) former shareholders of Biogan will surrender an amount of stock representing control of Biogan in exchange solely for HMZ Metals voting common stock; and (2) as a result of the transaction, Biogan will continue to hold substantially all of its assets and substantially all the assets of HMZ Acquisition Corp. Therefore, no gain or loss should be recognized under Section 368 of the Code by U.S. Holders or Biogan with respect to the reorganization itself.

Second, Treas. Reg. § 1.367(a)-3(d)(1)(ii) generally provides that a reverse triangular merger, is deemed to be an "outbound" transfer of stock by the U.S. holders of Biogan stock that may require the recognition of gain. Nevertheless, a U.S. Holder will not recognize gain as long as the shareholder owns less than 5% of HMZ Metals (based on the greater of vote or value), after taking into account the attribution rules outlined in Section 318 of the Code. U.S. Holders owning a 5% or greater interest in HMZ Metals after the merger ("5% Holder") generally are required to recognize gain, but it may be possible for a 5% Holder to enter into a Gain Recognition Agreement ("GRA") with the IRS to avoid the recognition of gain. 5% Holders should consult their own tax advisors to determine whether entering into a GRA is advisable.

In addition, if a 5% Holder holds some Biogan common stock at a gain and other Biogan common stock at a loss, the 5% Holder will, as a result of the merger, recognize the gains (in the absence of a GRA) but not the losses. Any gain recognized by a 5% Holder on Biogan common stock in the merger will be capital gain if the 5% Holder has held such common stock as a capital asset, and will be long term capital gain if the 5% Holder has held such common stock for more than one year before the consummation of the merger.

A U.S. Holder's basis in HMZ Metals common shares received in the merger equals the sum of: (1) the U.S. holder's basis in Biogan common stock and (2) the amount of any gain recognized by the U.S. holder in the merger. A U.S. holder's holding period in HMZ Metals common shares includes the U.S. holder's holdings in the Biogan common stock transferred upon the merger, even if the U.S. holder recognized a gain on the Biogan common stock as a result of the merger.

U.S. Holders will be required to report the merger on a statement attached to their U.S. tax return for the year of the exchange under Treasury Regulation Section 1.368-3(b). Biogan, HMZ Metals and HMZ Acquisition Corp will have a similar obligation to report the merger on a statement attached to their U.S. returns for the year of the exchange under Treasury Regulation Section 1.368-3(a). A U.S. Holder is required to report the merger to the IRS on Form 926 (and may be subject to penalties for failure to file such form) if: (1) the U.S. Holder fails to timely report any gain from the transaction on the U.S. Holder's income tax return for the year of the transaction; or (2) in certain circumstances, if the U.S. Holder owns, directly or by attribution, 5% or more, by vote or value, of the common shares of HMZ Metals immediately after the merger.

Finally, it is not anticipated that Biogan or HMZ Metals will be subject to adverse U.S. income tax consequences as a result of the merger. If, subsequent to the merger, HMZ Metals receives dividend or interest payments from Biogan, such payments will be subject to U.S. withholding tax at a rate of 5% or 10%, respectively.

U.S. Tax Consequences of Ownership of HMZ Metals Common Shares by a U.S. Holder

        Distributions from HMZ Metals to a U.S. Holder

Subject to the potential application of the U.S. "anti-deferral" rules discussed below, a cash or property distribution made by HMZ Metals with respect to HMZ Metals common shares which for these purposes will include the amount of any Canadian taxes withheld therefrom, will generally be includible in the gross income of a U.S. Holder as foreign source dividend income to the extent that such a distribution is paid out of HMZ Metals' current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any distribution exceeds HMZ Metals' current and accumulated earnings and profits, it will first reduce the U.S. Holder's tax basis in its HMZ Metals common shares and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. U.S. Holders will not be entitled to claim a dividends received deduction with respect to a distribution by HMZ Metals (unless the U.S. Holder is a corporation which owns by vote and value at least 10% of the stock of HMZ Metals, in which case a portion of such a distribution may be eligible for such deduction).

Distributions of HMZ Metals common shares or other interests in HMZ Metals, or of rights to subscribe for HMZ Metals common shares, may be treated as subject to U.S. federal income tax, generally under the rules described above.

Generally, any distributions to U.S. Holders of HMZ Metals common shares after the merger may be subject to Canadian withholding taxes at the rate of 15% for most U.S. Holders. For a further explanation, see "Canadian Federal Income Tax Consequences". Subject to certain limitations, Canadian taxes withheld from or paid on distributions generally will be eligible for credit against the U.S. holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

        Sale of HMZ Metals Shares

A U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of HMZ Metals common shares in the same manner as on the sale or disposition of any other shares held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the HMZ Metals' common shares exceeds one year on the date of sale or disposition. Gain, if any, will generally be U.S. source gain.

        Anti-Deferral Regimes

Several U.S. "anti-deferral" tax regimes potentially apply to U.S. persons with interests in foreign corporations. The anti-deferral regimes most often applicable to such U.S. persons are the rules relating to controlled foreign corporations ("CFCs"), foreign personal holding companies ("FPHCs"), and passive foreign investment companies ("PFICs").

A foreign corporation is a CFC if more than 50% of the vote or value of the company is owned, directly or indirectly (including through attribution), by "U.S. Shareholders", defined as U.S. persons owning 10% or more of the total combined voting power of the foreign corporation. If a foreign corporation is a CFC, U.S. Shareholders are required to include in income, as a deemed dividend, their (i) allocable share of the corporation's "Subpart F" income and (ii) pro rata share of the corporation's earnings invested in U.S. property. Subpart F income includes, among other items, certain passive income and income from certain types of transactions with related entities. Also, disposition of CFC shares by a U.S. Shareholder may result in ordinary income rather than capital gain treatment.

A foreign corporation is a FPHC if (i) more than 50% of the total combined vote or value of the company is owned, directly or indirectly (including through attribution), by five or fewer U.S. individuals at any time during the taxable year, and (ii) 60% (50% in subsequent years) or more of the company's gross income for such year is derived from passive sources (such as dividends, rents, royalties, interest, and certain other items). If a foreign corporation is a FPHC, U.S. shareholders are required to include in gross income for such year their allocable portions of taxable income of the corporation, regardless of whether such income is actually distributed to shareholders.

HMZ Metals should not be classified as a CFC or FPHC following the merger since it is not anticipated that more than 50% of the vote or value of the corporation will be deemed to be owned by U.S. shareholders. If, however, HMZ Metals is classified as a CFC or FPHC, then in addition to the U.S. tax consequences described above, a U.S. shareholder may be required to file Form 5471 with its U.S. tax return.

A foreign corporation is a PFIC if it satisfies an income test or an asset test. Under the income test, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income (as defined under Section 954(c) of the Code). Under the asset test, a foreign corporation is a PFIC if at least 50% of the assets held by the company during the taxable year produce passive income. In certain circumstances, a foreign corporation owning at least 25% by value of another corporation may treat the other corporation's income and assets as its own in applying the test for PFIC status; another type of "look through" rule may apply if interest, dividend, rent or royalty income is received or accrued from a "related person" (generally a more than 50% controlled entity) if certain conditions are met.

Generally, the most significant adverse U.S. tax consequences of a foreign corporation being considered a PFIC are that certain distributions from the corporation, and the gain on disposition of the corporation's stock, is taxable to U.S. shareholders at the highest U.S. tax rate (even if the transaction would result in a capital gain otherwise taxed at more favorable rates under present U.S. law), with the addition of a compound interest charge at the U.S. tax underpayment interest rate (generally reflecting that the earnings or the increase in value with respect to the stock was not taxed as it arose each year). Certain other adverse U.S. tax consequences also may apply if a foreign corporation is considered a PFIC. It may be possible for a U.S. shareholder to avoid adverse PFIC consequences by making a "qualified electing fund" ("QEF") election. The QEF election results in current U.S. taxation to the U.S. shareholder of its allocable share of the foreign corporation's taxable income (as computed under U.S. tax rules), irrespective of actual distributions.

Since HMZ Metals will have a wholly-owned subsidiary with active business operations, the look through rules may apply and prevent HMZ Metals from being considered a PFIC. There can be no assurance, however, that HMZ Metals will not be determined to be a PFIC. If HMZ Metals is a PFIC, then in addition to the U.S. tax consequences described above, U.S. Holders of HMZ Metals common shares will be required to annually file Form 8621 with their U.S. tax return.

Pending Legislation

There are currently at least three bills pending in Congress that would effectively treat certain non-U.S. ("foreign") corporations that acquire substantially all of a U.S. company's property as a U.S. corporation for U.S. tax purposes, if a certain amount of the foreign corporation's stock is held by former U.S. shareholders. Special rules may also apply depending on the extent of activities in the new country of organization and whether the stock is publicly traded on a U.S. exchange. The bills' effective dates vary, but each is retroactive to some extent.

Since the legislation effectively treats the foreign corporation as a U.S. corporation, the foreign corporation is liable for U.S. tax on its worldwide income. This tax may not be creditable against taxes paid by the corporation to countries other than the U.S. thus resulting in double taxation. Because no tax-avoidance purpose underlying the expatriation is required, the bills may apply to outbound reorganizations to any, not just low-tax, jurisdictions. Although it appears that these proposed bills would not affect HMZ Metals since it should not have the requisite amount of U.S. ownership, the final version of any of these bills could be revised to potentially subject HMZ Metals to U.S. tax on its worldwide income, on both a retroactive and prospective basis.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of Biogan common stock who dispose of their stock pursuant to the merger and who, for the purposes of the Tax Act, hold such stock as capital property, deal at arm's length with Biogan and HMZ Metals and are not affiliated with Biogan or HMZ Metals (the "Holders"). This summary does not apply to a Holder that is a "financial institution" within the meaning of subsection 142.2(1) of the Tax Act, nor does it apply to any Holder in respect of whom Biogan is a foreign affiliate for purposes of the Tax Act nor to any Holder in respect of whom any such shares constitute an "offshore investment fund property" for purposes of the Tax Act. This summary is based on the assumption that the issued HMZ Metals common shares will at all material times be listed on The Toronto Stock Exchange or another prescribed stock exchange.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend such provisions publicly announced by or on behalf of the Minster of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention, 1980 (the "Tax Treaty") and an understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary is not exhaustive of all possible Canadian federal income tax consequences, and except as noted above does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, and does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from the federal income tax considerations.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATIONS ARE MADE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES THAT MAY ARISE IN THEIR PARTICULAR CIRCUMSTANCES.

CONSEQUENCES FOR RESIDENTS OF CANADA

The following portion of the summary is applicable only to Holders who are resident or are deemed to be resident in Canada for purposes of the Tax Act.

Holders who exchange their Biogan common stock pursuant to the merger for HMZ Metals common shares will be considered to have disposed of their Biogan common stock for proceeds of disposition equal to the fair market value of the HMZ Metals common shares received. The aggregate adjusted cost base of the HMZ Metals common shares immediately after the exchange will be equal to their fair market value at that time. Holders who exchange their Biogan common stock and Holders who dispose of their HMZ Metals common shares in the future will be considered to have realized a capital gain (or capital loss) to the extent the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Biogan common stock or HMZ Metals common shares immediately before the exchange or disposition and any reasonable costs of disposition.

One-half of any capital gain realized by a Holder on an exchange of Biogan common stock or on a future disposition of HMZ Metals common shares will be included in income as a taxable capital gain and one-half of any capital loss sustained under these circumstances may be deducted against other taxable capital gains in accordance with the detailed rules in the Tax Act in that regard. Taxable capital gains of a Holder that is a Canadian-controlled private corporation may be subject to an additional 6 2/3% tax, which is refundable in the circumstances and to the extent specified in the Tax Act.

In certain circumstances particularly applicable to Canadian corporate Holders the amount of a capital loss on the HMZ Metals shares may be reduced in respect of taxable dividends received by the Holder on the shares.

TAX EXEMPT SHAREHOLDERS

The HMZ Metals shares will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds or deferred profit sharing plans and registered education savings plans, provided that the shares of HMZ Metals become listed on a prescribed stock exchange before the end of HMZ Metal's first taxation year and it elects to be deemed to be a public corporation from the beginning of its first taxation year until the time when it so became a public corporation.

CONSEQUENCES FOR NON-RESIDENTS OF CANADA

The following portion of the summary is applicable only to Holders who are not, and have never been, either resident or deemed to be resident in Canada for purposes of the Tax Act and who do not use or hold, and are not deemed to use or hold, their Biogan common stock or HMZ common shares in connection with carrying on business in Canada (a "Non-Resident Holder"). No tax will be payable under the Tax Act on any capital gain realized by a Non-Resident Holder on the disposition of Biogan common stock in exchange for HMZ Metals common shares pursuant to the merger.

No tax will be payable under the Tax Act on any capital gain realized by a Non-Resident Holder on a future disposition of HMZ Metals common shares unless HMZ Metals common shares constitute taxable Canadian property at that time. HMZ Metals common shares of a Non-Resident Holder will not constitute "taxable Canadian property" unless at any time during the 60-month period immediately preceding the date such shares are disposed of, 25% or more of the issued shares (and in the view of CCRA, taking into account certain interests in or rights to acquire shares) of any class or series of the capital stock of HMZ Metals were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm's length, or by any combination thereof. Even if HMZ Metals common shares were taxable Canadian property, a gain realized on such disposition may be exempt from tax under the provisions of an applicable income tax treaty. For example, the Tax Treaty will generally exempt from Canadian tax a gain realized on such disposition by a Non-Resident Holder who is resident in the United States for purposes of the Tax Treaty provided the value of the HMZ Metals common shares is not at that time derived principally from real property situated in Canada.

Dividends paid or credited to a Non-Resident Holder of HMZ Metals common shares will be subject to non-resident withholding tax under the Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty (and who owns less than 10% of HMZ Metals' voting stock). Under the Tax Treaty, dividends paid to certain religious, scientific, charitable and other tax exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed by the Holder, HMZ Metals will not be required to withhold tax on dividend payments to such organizations.

COMPARATIVE RIGHTS OF SHAREHOLDERS

After the transfer of Biogan from Delaware to Canada is effected, the shareholders of Biogan, a Delaware corporation, will become the shareholders of HMZ Metals, a Canadian corporation organized under the Canada Business Corporations Act, or the CBCA. Differences between the CBCA and the Delaware General Corporate Law or DGCL, will result in various changes in the rights of shareholders of Biogan. The following is a summary of the rights of Biogan shareholders compared to those of HMZ Metals shareholders under applicable law and charter documents. This summary does not purport to be complete and is qualified in its entirety by reference to HMZ Metal's Articles of Incorporation and Bylaws which are attached to the registration statement of which this proxy statement/prospectus is a part.

	DELAWARE LAW & U.S. SECURITIES LAWS	CANADIAN LAWS
REMOVAL OF DIRECTORS	Generally, shareholders may remove directors, with or without cause, by a vote of the holders of a majority of the shares entitled to vote in an election of directors.	Shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office. A director may be removed from office only if the number of votes cast in favor of the director's removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion.

As well, there is an exception which provides that where holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

FILLING VACANCIES ON THE BOARD OF DIRECTORS	A vacancy on the board of directors may be filled by the majority vote of the remaining directors.

Newly created directorships resulting from an increase in the number of directors elected by all of the stockholders who have the right to vote as a single class may also be filled by the remaining directors.

Vacancies and newly created directorships which arise in director positions which the holders of a class or series of stock are entitled to elect may be filled by a majority or the sole remaining director(s) elected by the same series or class.

A quorum of directors may fill a vacancy among the directors, except a vacancy resulting from:

●  an increase in the number of the minimum or maximum number of directors; or

●  a failure to elect the number or minimum number of directors provided for in the articles.

●  If there is not a quorum of directors or if there has been a failure to elect the number or minimum number of directors provided for in the articles, the directors in office should without delay call a special meeting of shareholders to fill the vacancy. If they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

●  As well, a vacancy among the directors should only be filled by a vote of the shareholders, or by a vote of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by that class or series.

●  There are also provisions in the CBCA dealing with filling vacancies for class directors.

●  Under HMZ Metals' Articles of Incorporation, directors may fill vacancies, but the number of directorship filled in this manner may not exceed one-third of the number of directors elected at the previous annual meeting.

NOTICE OF SHAREHOLDER MEETINGS	Notice of shareholder meetings must be given no less than 10 and no more than 60 days before a meeting. -26-	Notice of shareholder meetings must be given no less than 21 and no more than 60 days before a meeting. In the case of a corporation that is not a distributing corporation, the notice may be sent within a shorter period if specified in the articles or by-laws.
ADJOURNMENT AND NOTICE OF SHAREHOLDER MEETINGS	Shareholders' meetings may be adjourned for up to 30 days without giving notice of the adjourned meeting other than by announcement at the adjourned meeting (unless the Bylaws provide otherwise). For an adjournment of more than 30 days, notice must be given as it was for the original meeting.	If a meeting of shareholders is adjourned for less than thirty days it is not necessary, unless the by-laws provide otherwise, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty days or more, notice of the adjourned meeting should be given as for an original meeting, but unless the meeting is adjourned by one or more adjournments for an aggregate of more than ninety days, there is no requirement to send a form of proxy to each shareholder who is entitled to receive notice of the meeting.

CALL FOR SPECIAL SHAREHOLDER MEETINGS	Special meetings of shareholders may be called by the board of directors or by a person authorized by the charter or bylaws	Special meetings of shareholders may be called by the board of directors of the corporation at any time. As well, the holders of at least 5% of the issued shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.
SHAREHOLDER CONSENT IN LIEU OF MEETING	Shareholder action may be taken without a meeting by a written consent signed by shareholders having at least the minimum number of votes that would be necessary to authorize the action at a meeting. The company's charter may prohibit action by written consent.	Shareholder action without a meeting may only be taken by written resolution signed by ALL shareholders who would be entitled to vote on the matter at a meeting. Approval of a majority would be insufficient for written consent.
NOMINATION OF DIRECTORS	Under Delaware law, a company may place reasonable notice, time and place restrictions on shareholder nominations of directors. -27-	Shareholders may nominate candidates at an annual meeting of shareholders through a shareholder proposal signed by one or more shareholders holding at least 5% of a class of the shares entitled to vote at the meeting. The proposal must be submitted at least 90 days before the anniversary date of the previous annual meeting.
BUSINESS INTRODUCED BY SHAREHOLDERS AT ANNUAL MEETINGS	Under the Securities Exchange Act, a shareholder may submit a proposal to be included in a company's proxy statement if that shareholder:

●  Owns at least 1% or $2,000 market value of the securities entitled to be voted on the proposal;

●  Have owned the securities for at least 1 year prior to the date of the proposal; and

●  Continue to own the securities through the date of the meeting.

The proposal must be received by the company 120 calendar days before the date on which the proxy statement was released to shareholders for the previous year's meeting.

Shareholders entitled to vote at the annual meeting who wish to raise a matter at the meeting may submit a notice of the matter to the corporation and the corporation must then set out the proposal in the proxy circulated for the meeting, or attach the proposal to the proxy. Proposals must be submitted to the corporation at least 90 days prior to the anniversary date of the last annual meeting.

To be eligible to submit a proposal, a person:

●  must be, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least the prescribed number of outstanding shares of the corporation; or

●  must have the support of persons who, in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holders, or the beneficial owners of, at least the prescribed number of outstanding shares of the corporation.

The prescribed number of shares is the number of voting shares that is equal to 1% of the total number of outstanding voting shares of the corporation, as of the day on which the shareholder submits a proposal, or whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000.

A proposal must be accompanied by the following information:

●  the name and address of the person and of the person's supporters, if applicable; and

●  the number of shares held or owned by the person and the person's supporters, if applicable, and the date the shares were acquired.

If requested by the person who submits a proposal, the corporation shall include in the proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

At the annual meeting, a shareholder can discuss any matter for which he would have been entitled to submit a shareholder proposal.

SHAREHOLDER PROPOSALS THAT MAY BE EXCLUDED

The company may omit a shareholder proposal for various reasons, such as if the proposal:

●  Is not proper for shareholder action;

●  Would require the company to violate the law or is beyond the company's power;

●  Is contrary to SEC proxy rules;

●  Involves a personal claim or grievance;

●  Relates to insignificant operations of the company;

●  Relates to the conduct of the company's ordinary business;

●  Relates to an election to office;

●  Counters a proposal to be submitted by the company at the same meeting;

●  Deals with the same matter as a prior proposal that received little support; or

●  Relates to specific amounts of cash or stock dividends.

The corporation does not have to entertain proposals if:

●  the proposal is not submitted to the corporation at least 90 days before the anniversary date of the notice of the meeting that was sent to shareholders in connection with the previous annual meeting of shareholders;

●  it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders;

●  it clearly appears that the proposal does not relate in a significant way to the business or affairs of the corporation;

●  not more than two years before the receipt of a proposal, a person failed to present, in person or by proxy, at a meeting of shareholders, a proposal that at the person's request, had been included in a proxy circular relating to the meeting;

●  the rights conferred are being abused to secure publicity;

●  substantially the same proposal was submitted to shareholders in a proxy circular or a dissident's proxy circular relating to a meeting of shareholders held not more than two years before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting.

The prescribed minimum amount of support for a shareholders' proposal is 3% of the total number of shares voted, if the proposal was introduced at an annual meeting of shareholders; 6% of the total number of shares voted at its last submission to shareholders, if the proposal was introduced at two annual meetings of shareholders; and 10% of the total number of shares voted at its last submission to shareholders, if the proposal was introduced at three or more annual meetings of shareholders.

DISSENTER'S RIGHTS	Under section 262 of the Delaware General Corporation Law, shareholders have a right of appraisal, which entitles them to receive payment of the fair value of their shares in certain merger or consolidation transactions, to the extent they opt-out of the transaction. However, section 262(b) states, among other things, that appraisal rights are not available in a merger where:

1.  The shares of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. at the time of the merger; or

2.  The shareholders of the corporation receive in the merger shares of stock of the corporation surviving or resulting from such merger; or

3.  Shareholders receive shares of stock of any other corporation which shares of stock at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Subject to a corporate re-organization or an application to the court regarding oppression, a holder of any class of shares of a corporation may dissent if the corporation is subject to a court order that affects the holder or if the corporation resolves to:

●  amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

●  amend its articles to add, change or remove any restriction on the business or businesses that the corporation may carry on;

●  amalgamate otherwise than through a vertical-short form amalgamation;

●  be continued;

●  sell, lease or exchange all or substantially all its property; or

●  carry out a going-private transaction or a squeeze-out transaction.

The holders of shares of any class or series of shares entitled to vote are also provided additional rights of dissent if the corporation resolves to amend its articles.

DERIVATIVE ACTIONS: WHO MAY BRING THEM	Derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, the corporation. The shareholder must have been a shareholder of the corporation at the time of the transaction of which he complains.	A shareholder may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation is a party. A complainant may include:

●  present/former registered holders or beneficial owners of securities of a corporation or any of its affiliates;

●  present/former officers or directors of the corporation or any of its affiliates;

●  the CBCA Director; or

●  any other person who in the discretion of the court is a proper person to make such application.

DERIVATIVE ACTIONS: REQUIREMENTS	The shareholder must first seek remedial action from the board of directors unless a demand for redress is excused.

The board of directors can appoint an independent litigation committee to review the shareholder's request for a derivative action and the litigation committee, acting independently, reasonably and in good faith, can terminate the shareholder's action subject to a court's review of the committee's independence, good faith and reasonable investigation.

The court must be satisfied that:

●  the complainant gave notice to the directors of the corporation or its subsidiary of his intention to apply to the court not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

●  the complainant is acting in good faith; and

●  it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

DERIVATIVE ACTIONS: REMEDIES	When a derivative action proceeds, the court may apply a variety of legal and equitable remedies on behalf of the corporation which vary depending on the facts and circumstances of the case and the nature of the claim brought.

The court may make any order it thinks fit, including an order:

●  authorizing the complainant or another person to control the conduct of the action;

●  giving directions for the conduct of the action;

●  directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

●  requiring  the corporation or its subsidiary to pay the complainant's reasonable legal fees incurred in connection with the action.

OPPRESSION REMEDY	There is no statutory oppression remedy, but there are a variety of legal and equitable remedies available to shareholders for improper acts or omissions of a corporation, its officers or directors. Under the Delaware GCL, only shareholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. The shareholder must overcome the "business judgment rule," under which, absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.	The oppression remedy may be sought by any shareholder or by other complainants with a substantial interest in the corporation, such as holders of secured debt of the corporation.

A statutory oppression remedy enables the court to make any order, both interim and final, to rectify the matters complained of if satisfied upon application by a complainant that:

●  any act or omission of the corporation or an affiliate effects a result,

●  the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner, or

●  the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer.

DIVIDENDS AND DISTRIBUTIONS	Subject to any restrictions contained in a corporation's charter, the directors generally may declare and pay dividends:

●  Out of surplus (defined as the excess, if any, of net assets over stated capital) or, when no surplus exists,

●  Out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Dividends may not be paid out of net profits if the stated capital of the corporation is less than the aggregate amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Directors may not declare or pay a dividend if there are reasonable grounds for believing that:

●  the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

●  the realizable value of the corporation's assets would be less than the aggregate of its liabilities and stated capital of all classes.

DIRECTOR QUALIFICATIONS	Delaware law has no residency requirement for directors. -35-	At least 25% of the directors of a corporation must be resident Canadians. However, if a corporation has less than four directors, at least one director must be a resident Canadian.

There is an exception which provides that if a corporation engages in activity in a prescribed business sector or if a corporation, by an Act or regulation of Parliament, is required, either individually or in order to engage in activity in Canada in a particular business sector, to attain or maintain a specified level of Canadian ownership or control, or to restrict, or to comply with a restriction in relation to, the number of voting shares that any one shareholder may hold, own or control, then a majority of the directors of the corporation must be resident Canadians.

If a corporation has only one or two directors, that director or one of the two directors, must be a resident Canadian.

With respect to holding corporations, not more than one third of the directors of a holding corporation need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than five per cent of the gross revenues of the holding corporation and all of its subsidiary bodies corporate together as shown in the most recent consolidated financial statements of the holding corporation or the most recent financial statements of the holding corporation and its subsidiary bodies corporate as at the end of the last completed financial year of the holding corporation.

NUMBER OF DIRECTORS	The number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the bylaws, unless the charter fixes the number of directors.	The articles must specify the number of directors or state a range. Where the articles specify a range, the shareholders normally determine the initial number within such range and thereafter delegate this power to the directors.

A corporation shall have one or more directors but a distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

INDEMNIFICATION OF OFFICERS AND DIRECTORS	The Delaware GCL authorizes, but does not require, a corporation to indemnify the following persons:

●  Directors

●  Officers

●  Employees and

●  Agents

The corporation may indemnify against all reasonable expenses (including attorneys' fees) for all judgments, fines and amounts paid in settlement. These indemnification rights are not exclusive of other indemnification rights.

Under the CBCA, a corporation may indemnify the following persons:

●  a current or former director or officer;

●  a person who acts or has acted at the corporation's request as a director or officer, or an individual acting in a similar capacity of another entity of which the corporation is or was a shareholder or creditor.

The corporation may indemnify against all costs, charges and expenses, including amounts paid in settlement or to satisfy a judgment, for any civil, criminal, administrative or investigative proceeding in which the individual is involved because of that association with the corporation or other entity.

REQUIREMENTS OF INDEMNIFICATION	Indemnification is only available if:

●  The indemnified person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and

●  In the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification is not permitted if the individual is held liable to the company, unless the court determines that the individual is fairly and reasonably entitled to indemnification for the amount of expenses the court deems proper.

The person may be indemnified only if the individual:

●  acted honestly and in good faith with a view to the best interests of the corporation, or to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

●  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

DETERMINATION OF INDEMNIFICATION	A corporation's determination of whether to indemnify someone is to be made:

●  By a majority vote of the disinterested directors (even if less than a quorum);

●  By a committee of disinterested directors designated by the majority vote of the disinterested directors (even if less than a quorum)

●  By independent legal counsel if there are no disinterested directors or if the disinterested directors so direct; or

●  By the shareholders.

Where the person defends a matter successfully, indemnification for reasonable expenses is mandatory. Officers' and directors' expenses may be paid in advance of final disposition if the person agrees to repay the advances if he is later determined not to be entitled to indemnification. Advance payment for other employees is at the board's discretion.

A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding. The individual shall repay the moneys if the individual does not fulfill the conditions listed above.
INSURANCE ON BEHALF OF INDEMNITEES	The Delaware GCL permits a corporation to maintain insurance on behalf of an indemnitee against any liability or expenses incurred in the capacity in which he serves the corporation or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the applicable provisions of the Delaware GCL.	The CBCA permits a corporation to purchase and maintain insurance for the same persons the corporation is permitted to indemnify. The insurance may cover any liabilities covered by such a person:

●  in the individual's capacity as a director or officer of the corporation; or

●  in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

DIRECTOR LIABILITY	The charter of a Delaware corporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty.

The CBCA does not permit any such limitation of a director's liability. However, the director may limit his/her liability under other provisions in the CBCA.

Directors of a corporation who vote for or consent to resolutions authorizing the issue of a share for a consideration other than money are jointly and severally, or solidarity, liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the share has been issued for money on the date of the resolution. Directors may also be jointly and severally, or solidarity liable to restore to the corporation any amounts distributed or paid and not otherwise recovered by the corporation such as:

●  purchases, redemptions or other acquisitions of shares;

●  a commission;

●  a payment of a dividend;

●  a payment of an indemnity;

●  a payment to a shareholder.

Under the CBCA, directors of a corporation are also jointly and severally, or solidarily, liable to employees of the corporation for all debts not exceeding six months wages payable to employees for services performed for the corporation while they are such directors respectively. A director however is not liable unless:

●  the corporation has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

●  the corporation has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proved within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

●  the corporation has made an assignment or a receiving order has been made against it under the Bankruptcy and Insolvency Act and a claim for the debt has been proved within the six months after the date of the assignment or receiving order.

A director is not liable under the above circumstances, unless sued for a debt while a director or within two years after ceasing to be a director. As well, a director is not liable under the above circumstances if he/she has complied with his or her duties as a director in exercising the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances.

A director may also be liable where a corporation commits an offence if the director knowingly authorized, permitted or acquiesced in the commission of the offence and is a party to and guilty of the offence. The director will be liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the corporation has been prosecuted or convicted.

AMENDMENT TO CERTIFICATE OF INCORPORATION	The Delaware GCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation unless the level of approval is increased by the certificate of incorporation. If the amendment proposes to change the number or par value of shares or adversely affect the rights of a particular class of stock, that class is entitled to vote separately on the amendment, whether or not it is designated as voting stock.	Under the CBCA, any amendment to the articles of the corporation generally requires approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution.
AMENDMENT TO THE BYLAWS	The Delaware GCL provides shareholders with the right to amend the bylaws, although a corporation is permitted in its charter to give this right to the directors as well. Director action is subject to being amended by shareholders.	The CBCA provides that the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation.

The directors shall submit a by-law, or an amendment or a repeal of a by-law, to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal.

If a by-law, an amendment or a repeal is rejected by the shareholders, or if the directors do not submit a by-law, an amendment or a repeal to the shareholders, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed as amended by the shareholders.

As well, a shareholder entitled to vote at an annual meeting of shareholders may make a proposal to make, amend or repeal a by-law.

TAKEOVER AND ISSUER BIDS

The CBCA does not regulate the conduct of takeover bids.

Takeover bids and offers by a corporation to repurchase its own shares (generally termed an issuer bid under provincial securities legislation) are defined and regulated under provincial securities legislation.

As a general matter, any takeover bid or issuer bid must be made to all holders resident in Canada of securities of the class that is subject to the bid. The holders must be offered identical consideration and the bid must otherwise be made in compliance with provincial securities legislation governing bids, subject to limited statutory exemptions. For example, the Securities Act (Ontario) provides for a statutory exemption for a takeover bid (but not an issuer bid) where purchases are made from not more than five persons or companies in the aggregate, the bid is not made generally to securityholders of the subject class of securities and the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115% of the market price of the securities of that class at the date of the bid determined in accordance with the applicable legislation.

Integration with Pre-Bid Private Transactions

In addition, provincial securities legislation of certain provinces, including Ontario, provides for integration of a subsequent take-over bid that is a formal bid with prior pre-bid private transactions. Under the Securities Act (Ontario), where an offeror makes a takeover bid that is a formal bid and within the period of 90 days immediately preceding the bid, the offeror acquired beneficial ownership of securities of the class pursuant to a transaction not generally available to holders of that class of securities, the offeror must:

-	Offer consideration for securities deposited under the bid at least equal to the highest consideration paid per security in the prior transactions (or at least the cash equivalent of such consideration); and

-	Offer to acquire under the bid that percentage of securities of the class subject to the bid that is at least equal to the highest percentage that the number of securities acquired from a seller in a prior transaction was of the total number of securities of that class owned by such seller at the time of the prior transaction.

Post-Bid Acquisitions

Under the Securities Act (Ontario), an offeror is also prohibited from acquiring beneficial ownership of securities of the class by way of a transaction that is not generally available on identical terms to the holders of that class of securities for a 20 day period following the expiration of a take-over bid or issuer bid, whether or not any securities are taken up under the bid. Ontario Securities Commission Rule 61-501 provides for additional requirements in connection with insider bids, issuer bids, going-private transactions and related party transactions.

Compulsory or Compelled Acquisitions

Under the CBCA, if within 120 days after the date of a take-over bid the bid is accepted by the holders of not less than 90% of the shares, the offeror is entitled to acquire the shares held by the dissenting offerees. If a shareholder holding shares does not receive an offeror's notice, the shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.

INSIDER BIDS

An insider bid means a takeover bid (as defined in the Securities Act (Ontario)) made:

-	By an insider of the offeree issuer;

-	By any associate or affiliate of an insider of an offeree issuer;

-	By any associate or affiliate of the offeree issuer; or

-	By an offeror acting jointly or in concert with any of the foregoing.

An insider bid does not include an issuer bid. With respect to insider bids and issuer bids, Rule 61-501 requires enhanced disclosure in the offering document and, subject to limited exemptions, that a formal valuation of the securities of the offeree issuer that are the subject of the bid be prepared and summarized in the offering document.

GOING-PRIVATE TRANSACTIONS

A going-private transaction means any acquisition or other transaction involving an issuer where the shareholders' interest may be terminated without their consent and without substituting an interest of equivalent value in a participating security of the issuer, a successor to the business of the issuer or a successor to the business of another entity that controls the issuer. A going-private transaction does not include the acquisition of participating securities pursuant to a statutory right of acquisition.

With respect to going-private transactions, Rule 61-501 requires:

-	Enhanced disclosure in the proxy material sent to security holders in connection with the transactions;

-	The preparation of a formal valuation of any securities of the issuer in which the interest of the holders will be terminated and any non-cash consideration will be offered for the securities;

-	The inclusion of a summary in the proxy material; and

-

That the minority shareholders of the issuer separately approve the transaction (depending on the circumstances, the required level of approval may be a simple majority or two-thirds of the votes cast by the minority shareholders).

INTERESTED SHAREHOLDER TRANSACTIONS

The Delaware General Corporate Law prohibits a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is any person (other than the corporation or a majority owned subsidiary) who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation. This provision does not apply where:

-

The business combination or the transaction that caused the shareholder to become an "interested shareholder" is approved by the corporation's board of directors prior to the time the interested shareholder acquired its shares;

-

Upon completion of the transaction in which the shareholder became an "interested shareholder," such shareholder held at least 85% of the outstanding voting stock of the corporation (excluding from the number of shares outstanding shares held by persons who are directors and also officers or by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered);

-

The business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting;

-

The corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder; or

-	The corporation has opted out of this provision.

The CBCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Rule 61-501, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset, acquires or issues treasury securities or assumes or transfers a liability from or to a related party by any means. "Related party" is defined in Rule 61-501 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

Rule 61-501 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non- cash consideration offered and the inclusion of a summary of the valuation in the proxy material. Rule 61-501 also requires, subject to certain exemptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

ACCOUNTING TREATMENT

The indirect acquisition by HMZ Metals Inc. of the assets and liabilities of Biogan in connection with the reincorporation merger will be accounted for as a statutory reincorporation. There will not be any step-up or write down of assets for accounting purposes as a result of the reincorporation merger, We have not included pro forma financial information to show how the financial statements would appear if the merger had already occurred because the pro forma financial information would not differ substantially from the historical financial information. The carrying value of the assets and liabilities of HMZ Metals after the transaction will substantially reflect the carrying values of the assets and liabilities of Biogan prior to the transaction.

BUSINESS OF BIOGAN

We are a Delaware corporation that was incorporated on February 5, 1988 under the name H.W. Ronney and Company. In March 1989, H.W. Ronney was merged with Biogan Medical International, Inc., with the resulting company maintaining the Biogan Medical International, Inc. name. Biogan had been engaged in various medical and related enterprises prior to the merger and the merged company continued with those enterprises following the merger. Prior to 1995, either directly or indirectly, through subsidiaries or other affiliates, we also engaged in business operations in a variety of other industries, undergoing several corporate restructurings during that time.

In 1995, we began development of a new concept for electrical motors known as the IntorCorp Motor. In order to promote the development of the IntorCorp Motor, we entered into a consulting agreement with Technical Development Consultants, Inc., or TDC, an independent electrical engineering consulting firm. As part of the research and development process, TDC formed a company named Collective Technologies, LLC, which acquired all intellectual property rights held by TDC with respect to the IntorCorp Motor concept. We then changed our name to Biogan International, Inc. in September 1997 to avoid any confusion that could have resulted from the use of the word "medical" in our name, in light of our corporate focus having shifted to the development of the IntorCorp Motor. Effective February 1998, we entered into a joint venture agreement with Collective Technologies, LLC to continue the development of the IntorCorp Motor, and established IntorCorp, Inc. for that purpose. IntorCorp Inc. was established as an Idaho corporation in which we held a 50% ownership interest. In August 1999, we transferred all of our rights and interest in IntorCorp, Inc., including all of our interest in the IntorCorp Motor and related patent applications, to R-Tec Engineering Corporation. Under the terms of the agreement, the parties created an Idaho corporation, R-Tec Holding, Inc., into which we transferred our 50% ownership interest in IntorCorp, Inc. in exchange for 4,266,797 shares of common stock of R-Tec Holding, Inc. In September 1999, we distributed these shares to our stockholders. Following our transaction with R-Tec Holding, and having divested ourselves of certain assets related to the electrical motor industry and disposed of all of our subsidiaries and other interests in other affiliates and other entities, we began to focus our attention, experience and resources on developing a base metal mining and smelting operation in the People's Republic of China, or PRC, because management believed that given the economic climate in China and the growth potential of both existing and undeveloped mines in the Hechi region, significant opportunities existed in the base metal industry in China.

During 1999, we did not engage in any significant business activities other than divesting ourselves of assets and interests related to the IntorCorp Motor and negotiating an acquisition agreement relating to certain assets of Hechi Industrial Co., Ltd., or Hechi. The transaction with Hechi related to the formation of Guangxi Guanghe Metals Company Limited, or GGM, structured as a Cooperative Joint Venture Company under the laws of the PRC. Pursuant to the agreement, GGM was formed on January 27, 2000 for the purpose of operating a copper smelter to produce blister copper and engaging in the mining and processing of non-ferrous metals in the Guangxi Province of China, and was to be owned by the company and Hechi. In anticipation of the completion of the acquisition, in November 1999 Rulon Tolman and L. William Glazier resigned as Vice President and as President and Chief Executive Officer of the company, respectively, and Gilles Laverdiere, an experienced geologist in the mining industry, was appointed as our Chief Executive Officer and President. Mr. Laverdiere became a director of the company in November 1999 and also served as our Acting Chief Financial Officer from November 1999 until the appointment of Kerry D. Smith as our Chief Financial Officer in January 2001. Mr. Laverdiere served as Chairman of our Board of Directors from November 1999 until March 2000 when he became a director and the Vice-Chairman of the Board of the company. Kuang Yihuai, the Chief Executive Officer of Hechi, became Chairman of the Board of the Company in March 2000. . Kerry D. Smith acted as Chief Financial Officer until November 2001, when he became President and Chief Operating Officer of the company, at which point Rob Doyle joined the company as Executive Vice-President and Chief Financial Officer.

Hechi's business was established in 1977 by the Hechi Prefecture Government through Hechi Prefecture Mining Company, or HPMC. Hechi came under private ownership in June, 1998 when the employees of HPMC purchased all of the assets of HPMC, and assumed certain liabilities. The employees of HPMC subsequently contributed HPMC's business to Hechi and became Hechi's shareholders. Hechi has become one of the largest enterprises in the regional mining community in the Guangxi Province, which is located in southeastern China approximately 500 kilometers northwest of Hong Kong, and was one of the first privately-owned mining enterprises in the Guangxi region.

Effective July 1, 2000, we entered into an asset purchase agreement with Hechi. The Asset Purchase Agreement provided for our acquisition of certain of Hechi's assets, including Hechi's 9% interest in Gaofeng Mining Company Limited (which owns and operates the Gaofeng mine and processing facilities), 100% interest in the Wuxu Mine and ore processing facilities and 100% interest in the Hechi copper smelter, in exchange for 16,800,000 shares of our common stock and 31,300 shares of our Series A preferred stock. Under this agreement we were to hold a 92% equity interest and a 95% profits interest in GGM.

On July 27, 2001, we were advised that the transactions contemplated under the original agreements were not in compliance with certain laws of the PRC and, therefore, void. Between the effective date of the acquisition agreement and prior to the determination that the transaction was void under the laws of the PRC, we believed that we had properly consummated the transactions with Hechi and, therefore, had focused corporate resources entirely upon managing the mining operations of Hechi and did not engage in any other business operations.

Following discussion with Hechi and our U.S., Chinese and Canadian legal counsel, on July 19, 2002, we implemented our transaction with Hechi on a restructured basis, in compliance with Chinese legal requirements. Hechi and the Company implemented the revised structure for the acquisition by completing the following steps: (1) the Hechi shareholders established a wholly-owned British Virgin Islands corporation, Fushan Industrial Co. Ltd.; or Fushan, (2) Fushan established a British Virgin Islands corporation, Biogan International (BVI) Inc., or Biogan (BVI); (3) the company and Hechi terminated the Asset Purchase Agreement; (4) the company contributed its interest in GGM to Biogan (BVI) in exchange for a non-interest bearing demand promissory note in the principal amount of $1.7 million; (5) Hechi and the company amended and restated the agreement establishing GGM to provide for the replacement of the company by Biogan (BVI); and (6) Fushan and the company entered into a share exchange agreement dated July 19, 2002 pursuant to which the company acquired 100% of Biogan (BVI) in exchange for 16,800,000 shares of the company's common stock and 3,624,000 shares of the company's Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock is convertible into 362,400,000 shares of our common stock following stockholder authorization of additional issuable common stock at our next meeting of stockholders. Accordingly, as a result of these transactions, we acquired, as intended under the original agreement with Hechi, a 92% equity interest and a 95% profits interest in GGM in exchange for 78.4% of our voting capital stock (assuming the conversion of all of the outstanding shares of Series A Convertible Preferred Stock and all of the outstanding shares of Series B Convertible Preferred Stock). For accounting purposes the transaction will be accounted for as a reverse takeover with Hechi treated as having acquired Biogan.

Assets of GGM

The Gaofeng mine, which is owned and operated by the Gaofeng Mining Company Limited in which GGM holds a 9% interest, is an operating polymetallic mine and ore processing facility in Guangxi Zhuang Autonomous Region of China, 85 kilometers northwest of the city of Hechi. The Gaofeng mine is a medium sized underground mine that produces an average of approximately 1000 tonnes/day of polymetallic ore. Ore production in the years 2000 and 2001 totaled 397,000 tonnes and 356,000 tonnes respectively. The mineral resources in the mine include tin, zinc, lead, antimony and silver. The Gaofeng Mining Company also owns and operates the Bali mineral processing mill which has a processing capacity of 350,000 tonnes/ year.

The Wuxu mine, in which GGM holds a 100% interest, is a small scale underground mining operation located in the Latang-Shuilou area of China, 23 kilometers southwest of the city of Hechi. The Wuxu mine produces 100 tonnes/day of zinc-lead-antimony ore. Ore production in the years 2000 and 2001 totaled 15,974 tonnes and 17,000 tonnes respectively. The Wuxu mine, which is currently leased to a third party, also owns and operates the Wuxu mineral processing mill which has a processing capacity of 35,000 tonnes/ year.

GGM also holds a 100% interest in the Hechi copper smelter. The Hechi copper smelter produces blister copper and comprises a blast furnace and a continuous horizontal converter. The annual production capacity of the smelter is 4,900 tonnes. The smelter also produces sulphuric acid which is sold in local markets.

GGM is additionally engaged from time to time in the purchase and sale of concentrates as a part of its business activity. This activity consists of the purchase of base metal concentrates from small-scale mining operations and the resale of these to smelting and refining enterprises.

Employees

The company currently has 3 full time employees. As a result of our transaction with Hechi, substantially all of our personnel are in China. As of June 2002, GGM employed 1068 people, of which 60 were employed at the Wuxu mineral processing mill, 683 at the Gaofeng mine and 325 at the Hechi copper smelter. Of these 28 were employed in an administrative capacity.

Description of Property

We operate from approximately 1250 square feet of office space at 150 King Street West, Suite 2315, Toronto, Ontario, Canada and approximately 250 square feet of office space at 813 Beriault, Suite 203, Longueuil, Quebec, Canada. Both office spaces in Canada are under month-to-month tenancies.

BUSINESS OF HMZ METALS

HMZ Metals is a Canadian corporate entity formed on July 22, 2002 under the CBCA to facilitate the change of domicile of Biogan from Delaware to Canada. To date HMZ Metals has had no business operations. Biogan will merge into, HMZ Metals with the continuing company adopting the HMZ Metals name. Biogan and its business will be in most respects identical following the reincorporation merger, except that it will no longer be subject to the corporate laws of the State of Delaware and of the United States and will become subject to the corporate laws of Canada. The differences between the laws will not materially effect our business but will affect your rights as a shareholder. The differences between the applicable laws of the two jurisdictions is discussed in greater detail under the heading "Comparative Rights of Shareholders" on page 23.

SELECTED FINANCIAL DATA

THE FOLLOWING SELECTED FINANCIAL INFORMATION FOR THE YEARS 1997 THROUGH 2001 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BIOGAN. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE 2001 10-KSB 2002 ARE INCORPORATED BY REFERENCE.

The financial statements of Biogan have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to HMZ Metals' financial statements, would not result in any material differences in the Biogan financial statements.
THREE MONTHS ENDED MARCH 31			YEAR ENDED DECEMBER 31,

	2002	2001	2000	1999	1998	1997
	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP

STATEMENT OF OPERATIONS DATA:
Net sales	$0	$0	$0	$0	$360	$225
Reorganization charge	0	0	0	0	0	0
Operating income	-335,548	-1.084,485	-3,600,444	-237,991	-303,824	-658,224
Other income (expense)	-150,000	-700,000	1,866	-272	886,379	-20,492
Net income	-485,548	-1,784,485	-3,598,578	-238,263	582,555	-678,716
Earnings per common share	-0.01	-0.02	-0.04	0.00	0.01	-0.01
Basic	-0.01	-0.02	-0.04	0.00	0.01	-0.01
Fully diluted	-0.01	-0.02	-0.04	0.00	0.01	-0.01

BALANCE SHEET DATA (AT PERIOD END)
Working capital	-4,152,993	-1,538,585	-778,667	-343,163	-353,923	-157,205
Total assets	1.742,725	1,706,495	1,749,155	82,408	22,724	127,793
Long-term debt	0	2,129,339	1,164,417	0	0	0
Shareholders' equity	-2,446,977	-1,961,429	-1,749,155	-327,948	-785,443	562,924

MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

BIOGAN COMMON STOCK

Until January 9, 2001, our common stock was traded on the National Association of Securities Dealers' OTC Electronic Bulletin Board under the symbol "BIGM." Effective at the opening of business on January 9, 2001, the NASD deleted all quotations of our common stock from the OTC Electronic Bulletin Board. Since January 9, 2001, our common stock has been quoted only sporadically from time to time in the over-the-counter "pink sheets," an ad hoc forum for quotations of securities prices intended to match potential buyers and sellers, which forum is not monitored or supervised by any regulatory authority or agency.

The following table sets forth the high and low closing bid prices of our common stock during each quarter of the fiscal years ended December 31, 2000, December 31, 2001 and the three month periods ended March 31, and June 30, 2002 as reported on the OTC Electronic Bulletin Board until January 9 2001. High and low closing bids after January 9, 2001 which were used in calculating this table were taken from over-the-counter "pink sheets" bids for our shares. OTC Market Quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Year Ended December 31, 2000:
First Quarter	0.780	0.438
Second Quarter	0.550	0.150
Third Quarter	0.351	0.125
Fourth Quarter	0.141	0.019

Year Ended December 31, 2001:
First Quarter	0.100	0.020
Second Quarter	0.040	0.001
Third Quarter	0.030	0.001
Fourth Quarter	0.032	0.001

First Quarter 2002	0.025	0.001
Second Quarter 2002	0.040	0.017

As of July 19, 2002, we had approximately 646 holders of record of our common stock. Within the holders of record of our common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms that, in turn, hold shares of stock for beneficial owners.

HMZ METALS' COMMON SHARES

There is currently no established trading market for HMZ Metals' common shares. Until surrendered, the certificates representing shares of Biogan common stock will be deemed to represent HMZ Metals' common shares.

RESTRICTIONS ON FREE TRANSFER OF HMZ METALS COMMON SHARES IN CANADA

Any person or company holding a sufficient number of HMZ Metals common shares to affect the control of HMZ Metals will be restricted in selling HMZ Metals common shares pursuant to applicable Canadian securities laws.

DIVIDEND POLICY

The declaration and payment of dividends by HMZ Metals will be subject to the discretion of its board of directors. The amount of any such dividend and the board's policy with respect to the payment of dividends will depend on HMZ Metals' results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by HMZ Metals' board of directors.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

Set forth below is information with respect to our directors and executive officers as of July 19, 2002:

Name	Age	Titles
Kuang Yihuai	50	Chairman of the Board
Gilles Laverdiere	48	Vice Chairman, Chief Executive Officer and Director
Kerry D. Smith	48	President, Chief Operating Officer and Director
Robert Doyle	48	Executive Vice President and Chief Financial Officer
Liang Changjiang	51	Director
John Cullen	46	Director
Pierre O'Dowd	45	Director
Kuang Zhong	27	Director

Business Experience

        Kuang Yihuai has served as a director and Chairman of the Board of Directors since March 2000. Mr. Yihuai has served as the Chief Executive Officer of Hechi since March 2000 and as Chairman of the Board of Directors of Hechi from March 2000 until May 2001. Mr. Yihuai also served as President of HPMC from 1988 until its privatization in June 1998, and as President of Hechi since June 1998. Mr. Kuang Yihuai is the uncle of Mr. Kuang Zhong.

      Gilles Laverdiere has served as our Vice Chairman and Chief Executive Officer since November 23, 2001. Mr. Laverdiere served as Chief Executive Officer and President of the company from November 1999 until November 2001. Mr. Laverdiere has been a director of the company since November 1999, and served as Chairman of the Board of Directors from November 1999 until March 2000. In addition, he served as our Acting Chief Financial Officer from November 1999 until January 2001. Prior to joining the company, Mr. Laverdiere served as Chief Executive Officer and Chairman of the Board of Directors of Tiaro Bay Resources Inc. since 1996. Mr. Laverdiere continues to serve as a director of Tiaro Bay Resources. Since January 2002 Mr. Laverdiere has served as a director of Roland Virtual Business Systems, Inc. Since 1985, he has served as President and Chief Executive Officer of Giminex, Inc., a mining and exploration consulting firm, and since 1998, he has served as President and a director of Exploration Mirandor Inc., an exploration junior mining company that was publicly traded on the Montreal Exchange under the symbol "MIQ" until May 17, 2001. As a consultant to mining and exploration ventures, Mr. Laverdiere evaluated mining prospects and negotiated and structured financing for various mining companies. Mr. Laverdiere received a B.S. in geology in 1978 from the University of Montreal and a license in ecology in 1996 from the University du Quebec in Abitibi-Temiscamingue. Mr. Laverdiere devotes substantially all of his professional time to the business of the company.

        Kerry D. Smith has served as President and Chief Operating Officer, and as a director, since November 23, 2001. Mr. Smith was the Chief Financial Officer and a Vice President of the company from January 2001 to November 23, 2001. From 1996 until 2000, Mr. Smith served as a Senior Mining Analyst of Merrill Lynch Canada Inc., formerly known as Midland Walwyn Capital Inc. From 1995 until 1996, he served as a Senior Mining Analyst of RBC Dominion Securities Inc. Mr. Smith received a B.A.Sc. in mining engineering in 1976, and an M.B.A. in finance and production from Queen's University in 1980. In addition, Mr. Smith has 16 years experience in mining with several companies including Eldorado Nuclear, Hudson Bay Mining & Smelting and Denison Mines, Ltd. Mr. Smith is a member of the Association of Professional Engineers of Ontario.

        Robert Doyle has served as Executive Vice President and Chief Financial Officer of the company since November 2001. From 1997 to October 2001 Mr. Doyle was employed by Credit Suisse First Boston as an analyst responsible for precious metals. From November 1994 to July 1997 he served as a mining analyst at RBC Dominion Securities. In addition, Mr. Doyle has 15 years experience in mining with Falconbridge Ltd. and Lac Minerals. He received an H.B.A. from the University of Western Ontario in 1978 and obtained his Chartered Accountant designation in 1980.

        Liang Changjiang has served as a director of the company since November 2001. Mr. Changjiang has served as a director of Hechi Industrial Co., Ltd. since June 1998, and Chairman of the Board since May 2001. Mr. Changjiang has also served as Vice-Director of the supply department of China Non-Ferrous Metals Materials Co., Ltd. From July 1971 to April 1981 he worked for Beijing Structural Members Plants as an employee.

        John Cullen has been a self-employed businessman since April 1998. From April 23, 1997 to the present Mr. Cullen has served as a director of CGX Energy, Inc. From December 1987 to April 1998 Mr. Cullen was employed as an investment adviser with Nesbitt Burns. From 1996 to February 1997 Mr. Cullen served as a director of Link Mineral Resources and as a member of its compensation committee.

        Pierre O'Dowd has served as a director of the company since March 2000. In addition, from 1995 to October 1999, Mr. O'Dowd served as a consulting geologist and Vice President of Exploration for Noveder, Inc., a junior mining exploration company in Canada. Since October 1999, Mr. O'Dowd has served as a director and President of Noveder, Inc., now called Atlantis Exploration Inc. From 1979 to 1992, Mr. O'Dowd worked as an exploration and mine geologist in Canada and South America. He received a B.S. in geology in 1978 from Universite du Montreal.

        Kuang Zhong has served as a member of our Board of Directors since March 2000. In addition, Mr. Zhong has served as a director of Hechi since March 2000. From June 1995 to June 1998, he served as a director of Fengshan Gold Mine in Guangxi, China. Mr. Kuang Zhong is the nephew of Mr. Kuang Yihuai. He received a degree in base metal metallurgy from Zhong Nan Industrial University in China in 1995.

        All directors hold office until the next annual stockholders' meeting or until their respective successors are elected or until their earlier death, resignation or removal. Each officer serves at the discretion of the board of directors. Currently other than the Audit Committee and the Executive Committee there are no committees of the board of directors. Steven Yishyun Chi resigned as a director in February 2001, Gerald Sneddon resigned as a director in March 2001, and Ron Tolman resigned as a director in May 2002.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation accrued but not paid to our Chief Executive Officer for services rendered to us during the fiscal years ended December 31, 2001, 2000 and 1999. No other executive officer received an annual salary and bonus of more than $100,000 for services rendered to us during this period of time nor did any other executive officer provide services valued at more than $100,000.
Name and Position	Year	Annual Compensation Salary ($)
Gilles Laverdiere Vice-Chairman and Chief Executive Officer	2001 2000 1999	$60,000 $60,000 NIL

We have not granted any stock appreciation rights to any of our executive officers. Under employment agreements both Kerry D. Smith and Robert Doyle are entitled to 500,000 options to purchase shares of common stock, priced at the same price as the company's proposed public offering, as well as, an additional 100,000 options to purchase shares of common stock, priced at the same price as the company's proposed public offering, upon successful completion of a public offering of $5,000,000 or more. Under an employment agreement Gilles Laverdiere is entitled to 500,000 options to purchase shares of common stock, priced at the same price as the company's proposed public offering. Under a letter agreement John Cullen is paid $3,000 per month by the company for consulting services rendered. Mr. Cullen consults with the company on financial and capital markets matters. The company's agreement with Mr. Cullen is terminable at will by either party. Except for these employment agreements, the company has not entered into any other employment agreements. Directors are not compensated for any services they may provide as directors on our board of directors.

RELATED PARTY TRANSACTIONS

On August 18, 2000 and December 5, 2000, TK converted an aggregate of $530,000 of the principal balance of its debenture plus related interest into 3,379,489 shares of our common stock. In 2000 we repaid $5,000 of the $35,000 principal amount of the Carbon Mesa Debenture. An additional $10,000 was paid on the Carbon Mesa Debenture in 2002. Prior to September 24, 2001, we defaulted under the provisions of the debentures and the registration rights agreement due to our failure to maintain our listing on the NASD's OTC Electronic Bulletin Board and our failure to timely register with the SEC for resale the shares of common stock issued or issuable upon conversion of the debentures and exercise of the warrants. As a result of this failure, penalties totaling $956,000 became due. We renegotiated the terms of the TK debenture and, on September 24, 2001, amended the debenture and the Registration Rights Agreement. Under the amendment, TK waived defaults under the TK debenture and agreed to extend the maturity date of the TK debenture from February 28, 2002 to February 28, 2003, and provide that unpaid interest shall continue to accrue on the TK debenture payable quarterly in arrears beginning March 31, 2002. We also agreed to increase the principal balance of the TK debenture by $650,000 to $2,120,000 and issue 2,500,000 shares of common stock to TK in settlement of penalties outstanding under the registration rights agreement. Accrued interest under both the TK and Carbon Mesa debentures continues to be payable upon conversion in the form of either cash or additional shares of our common stock, at our option, at the then-applicable conversion rate. We remain in default of the Carbon Mesa Debenture. Further detail can be found in Item 5 of this report.

To satisfy the terms of the company's original transaction with Hechi, Biogan was likely to undertake an equity financing for the purpose of contributing capital to GGM. With the goal of minimizing the dilution that would occur to existing company stockholders upon consummation of any such financing, a group of the company's stockholders, including former company officers Ron Tolman, Rulon Tolman and William Glazier, orally agreed to reduce the numbers of their own shares of our common stock by placing up to 8,739,488 of their own shares in the hands of Gilles Laverdiere and an entity controlled by Mr. Laverdiere. Mr. Laverdiere, who later became an officer of the company, sold a portion of the shares, of which 3,339,488 remain held by him, and contributed the proceeds from that sale to the company for use in satisfying certain outstanding liabilities of the company and coordinating the consummation of the transaction with Hechi. The capital contributions made by Mr. Laverdiere during 1999, 2000 and 2001 totaled $822,610 which included both proceeds from the sale of the shares transferred to him and contributions he made personally to the company. In exchange for contributions made by him, Mr. Laverdiere received, on March 31, 2001, a 10% demand note in the principal amount of $60,000. Other than this note, no stock or other obligation was issued by the company to Mr. Laverdiere in exchange for capital contributions made by him. Separately, Mr. Laverdiere has agreed orally with Fushan that Fushan will deliver 14,400,000 shares of common stock to Mr. Laverdiere of following the conversion of the Series B Preferred Stock which has been issued to Fushan pursuant to the terms of the company's July 19, 2002 transaction with Hechi. These shares are to be transferred to Mr. Laverdiere as compensation for structuring the transaction between the company and Hechi. The terms of Mr. Laverdiere's arrangement with Hechi were negotiated and agreed upon prior to Mr. Laverdiere's involvement with Biogan.

SECURITY OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of each of our classes of stock as of July 19, 2002, by:

●	each person known by us to own beneficially 5% or more of the outstanding shares of any class of voting stock issued by the company;

●	each of our directors;

●	each of our executive officers named in the summary compensation table above; and

●	all of our directors and executive officers as a group.

The following calculations of the percent of outstanding common shares are based on 108,066,199 shares of our common stock, 1,100 shares of our Series A Convertible Preferred Stock and 3,624,000 shares of our Series B Convertible Preferred Stock issued and outstanding as of the date of the table. Beneficial ownership and, accordingly, percent of class ownership, is calculated in accordance with Rule 13d-3 of the Securities Act.

Each of the natural persons listed in the table beneficially owns only outstanding shares of common stock, Series A Convertible Preferred Stock or Series B Convertible Preferred Stock. TK holds, as agent for two other entities, outstanding shares of common stock and shares of Series A Convertible Preferred Stock, the TK debenture and the warrants. Each share of Series A Convertible Preferred Stock is convertible into 12,000 shares of common stock. Each share of Series B Convertible Preferred Stock is convertible into 100 shares of common stock. The terms of the TK debenture and warrants held by TK, as amended, prohibit in any 30 consecutive day period conversion of more than one-third of the original principal amount of the TK debenture or sales of more than a number of shares of our common stock equal to $208,000 divided by the applicable conversion rate, and prohibit conversion of shares of Series A Convertible Preferred Stock, conversion of the TK debenture or exercise of the warrants to the extent that such conversion or exercise would result in the debenture holder, together with its affiliates, beneficially owning in excess of 9.99% of our outstanding shares of common stock.

These limitations do not, however, preclude the holder from converting or exercising and selling shares of common stock underlying its shares of Series A Convertible Preferred Stock, debenture and warrants in stages over time where each stage does not cause the debenture holder to beneficially own in excess of the limitation amounts. As a result of the conversion limitations described above and the number of shares of common stock that were held by TK or that could have been acquired by TK upon conversion of shares of Series A Convertible Preferred Stock or upon conversion of the TK debenture or exercise of its warrant as of the date of the table, the number of shares of common stock shown in the table as beneficially owned by TK has been limited to 9.99% of the shares of common stock outstanding as of the date of the table

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Kuang Yihuai	Common	-(4)	-
Gilles Laverdiere	Common	3,339,488	3.09%
Kerry D. Smith	Common	-	-
Robert Doyle	Common	-	-
Liang Changjiang	Common	-(4)	-
John Cullen	Common	-	-
Pierre O'Dowd	Common	25,000	*
Kuang Zhong	Common	-(4)	-
Fushan Industrial Co. Ltd.	Common	16,800,000	15.55%
Thomson Kernaghan & Co., Limited	Common	10,795,813(2)(3)	9.99%
Rulon L. Tolman	Common	6,879,284	6.37%
All directors and executive officers as a group (8 persons)	Common	3,364,488	3.11%
Thomson Kernaghan & Co., Limited	Series A Convertible Preferred	1,100(2)	100.00%
All directors and executive officers as a group (8 persons)	Series A Convertible Preferred	-	-
Kuang Yihuai	Series B Convertible Preferred	290,563	8.02%
Gilles Laverdiere	Series B Convertible Preferred	-	-
Kerry D. Smith	Series B Convertible Preferred	-	-
Robert Doyle	Series B Convertible Preferred	-	-
Liang Changjiang	Series B Convertible Preferred	55,400	1.53%
John Cullen	Series B Convertible Preferred	-	-
Pierre O'Dowd	Series B Convertible Preferred	-	-
Kuang Zhong	Series B Convertible Preferred	228,457	6.30%
All directors and executive officers as a group (8 persons)	Series B Convertible Preferred	574,420	15.85%

_________________________

*	Represents less than 1%.

(1)

Unless otherwise indicated, the address of each person in this table is c/o Biogan International, Inc. 150 King Street, Suite 2315, Toronto, Ontario M5H 1J9. Kuang Yihuai, Gilles Laverdiere, Kerry D. Smith, Liang Changjiang, John Cullen, Pierre O'Dowd, and Kuang Zhong, are directors of the Company. Gilles Laverdiere, Kerry D. Smith, and Robert Doyle are executive officers of the company.

(2)

TK holds the securities shown in the table as agent for Canadian Advantage Limited Partnership ("CALP II") and Advantage (Bermuda) Fund Ltd. ("ABFL"). VMH Management Ltd. is the general partner of CALP II, and VMH International is the investment manager of ABFL. Mr. Mark Valentine is the sole director and president of VMH Management Ltd. and is the president of VMH International. In those capacities, Mr. Valentine holds the power to vote or dispose of the shares of common stock that are listed as owned by TK. The address for Mr. Valentine is c/o Thomson Kernaghan & Co., Limited, 120 Adelaide Street West, Suite 1600, Toronto, Ontario, Canada M5H 1T1.

(3)

Represents 5,879,489 shares of common stock issued and outstanding and an aggregate of 4,916,324 shares of common stock currently issuable upon conversion of a debenture, preferred stock and/or upon exercise of a warrant.

(4)

Kuang Yihuai, Liang Changjiang and Kuang Zhong hold the right to receive common shares of the company upon conversion of Series B Preferred Stock held beneficially by them. They respectively hold 290,563, 55,400, and 228,457 shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible into 100 shares of common stock of the company. The Series B Convertible Preferred Stock will automatically convert into common shares of the company upon an increase in the company's share capital in an amount sufficient to allow the issuance of the Series B Preferred Stock or upon a change in control transaction. It is expected that the shareholders of the company will approve a reincorporation merger of the company at the next special meeting of the shareholders, which will have the effect of, among other things, triggering the conversion of the Series B Convertible Preferred Stock into common stock of the company.

DESCRIPTION OF BIOGAN SHARE CAPITAL

        Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Of the 10,000,000 shares of preferred stock, 31,300 shares have been designated as Series A Convertible Preferred Stock and 3,624,000 shares have been designated as Series B Convertible Preferred Stock, $0.001 par value per share and the remaining 6,344,700 shares are undesignated. As of July 19, 2002, there were 108,066,199 shares of common stock outstanding held by approximately 646 holders of record, 1,100 shares of Series A Convertible Preferred Stock outstanding held by one holder of record and 3,624,000 shares of Series B Convertible Preferred Stock outstanding held by one holder of record. We also have outstanding two debentures which are convertible into shares of common stock. The following is a summary description of our capital stock and the debentures.

         Common Stock

        The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine. Holders of common stock are entitled to one vote per share on all matters to be voted upon generally by the stockholders.

        The common stock is not entitled to preemptive or preferential rights. There are no redemption or sinking fund provisions applicable to our common stock. Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, following payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

          Preferred Stock

        Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provision as may be provided in that particular series.

        The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock.

        Below is a summary of the terms of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Copies of the full text of the various documents comprising our certificate of incorporation are filed as exhibits to this document.

        Series A Convertible Preferred Stock

        We filed an Amended Certificate of Designations of Series A Convertible Preferred Stock with the Delaware Secretary of State on August 1, 2000, which certificate fixed, altered and amended the rights, preferences, privileges and restrictions relating to our Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, into 12,000 shares of our common stock. Thomas Kernaghan & Co. Ltd., or TK, is the only holder of Series A Convertible Preferred Stock, holding 1,100 shares, which entitle TK to acquire 13,200,000 shares of common stock. However, we have agreed with TK that it may not convert shares of Series A Convertible Preferred Stock to the extent that such conversion would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of our outstanding shares of common stock.

        Holders of Series A Convertible Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of our common stock, and each share of Series A Convertible Preferred Stock is entitled to one vote for each full share of common stock into which each share of Series A Convertible Preferred Stock is convertible on the record date for the vote. Shares of Series A Convertible Preferred Stock are not entitled to any dividends.

        In the event of any liquidation, dissolution or winding up of our affairs, either voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock are entitled to receive for each share of Series A Convertible Preferred Stock then held, out of our assets available for distribution to stockholders and prior and in preference to any distribution of any of our assets to the holders of our common stock, an amount equal to $1.00 plus an amount equal to the amount that the holders would have received had the holders converted their shares of Series A Convertible Preferred Stock to shares of common stock immediately prior to the liquidation, dissolution or winding up. The holders of Series A Convertible Preferred Stock are not entitled to any redemption, nor are there any sinking fund provisions with respect to the shares. In addition, there are no preemptive rights applicable to our Series A Convertible Preferred Stock.

         Series B Convertible Preferred Stock

        We filed a Certificate of Designation of Series B Convertible Preferred Stock with the Delaware Secretary of State on July 18, 2002, which certificate fixed the rights, preferences, privileges and restrictions relating to our Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock shall be automatically converted into fully paid and non-assessable shares of our common stock at the effective time of an amendment to our Certificate of Incorporation to authorize additional shares of common stock. Each share of Series B Convertible Preferred Stock is convertible into 100 shares of our common stock, subject to adjustment in the event of a subdivision or combination of the company's shares of common stock or similar event.

        Holders of Series B Convertible Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of our common stock, and each share of Series B Convertible Preferred Stock is entitled to one vote for each full share of common stock into which each share of Series B Convertible Preferred Stock is convertible on the record date for the vote. In the event of any distributions (including distribution in liquidation and distribution of rights) either voluntary or involuntary, we shall pay to the holders of Series B Convertible Preferred Stock such distributions that would have been paid in respect of shares of common stock into which such shares of Series B Convertible Preferred Stock are convertible on the record date for such distribution.

         Convertible Debentures

        We issued the TK and Carbon Mesa debentures on March 29, 2000 for aggregate proceeds of $2,035,000 to assist us in financing our required contributions to GGM under the original terms of our transaction with Hechi. Out of the net proceeds of $1,800,000 from the sale of the debentures, we contributed $1,500,000 to GGM, which was used primarily to purchase metal concentrates, with $300,000 being retained for working capital purposes.

        Subject to beneficial ownership limitations described below, a debenture holder is entitled, at its option, to convert $10,000 or more of the balance of its debenture into shares of our common stock at any time until the maturity date. A debenture holder may not during any consecutive 30 day period convert more than one-third of the original principal amount of its debenture or sell more than a number of shares of our common stock equal to $208,000, in the case of the TK debenture, or $35,000, in the case of the Carbon Mesa debenture, divided by the applicable conversion rate. In addition, except with respect to an automatic conversion or while there is outstanding a tender offer for any or all of the shares of our common stock, a holder may not convert a debenture to the extent that, after the conversion, the holder and its affiliates would beneficially own more than 9.99% of our outstanding common stock. Debentures not converted as of the maturity date will be automatically converted at the then-applicable conversion rate.

        Subject to adjustment for stock splits, stock dividends, capital reorganizations or similar occurrences, the conversion rate for the debentures is equal to the lower of the per share price of $0.4166 or 80% of the average of the closing bid prices of our common stock as reported on the over-the-counter market for the five trading days immediately prior to the conversion date, except that the conversion rate for the $650,000 of the additional principal amount of the TK debenture related to the September 2001 amendment to the TK debenture, as discussed below, shall not be less than $0.025 per share. However, if once we ensure compliance with our reporting obligations, we again fail to file all reports required pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended and/or fail to continue our status as an issuer required to file reports under the Exchange Act of 1934, then the conversion rate under the Carbon Mesa debenture will be amended to equal 90% of the conversion rate otherwise applicable, and Carbon Mesa may require us to immediately redeem for cash the outstanding portion of the Carbon Mesa debenture. The redemption amount is calculated by dividing the sum of the outstanding principal balance plus accrued interest by the conversion rate in effect on the date of redemption, and then multiplying that quotient by the highest closing ask price during the period beginning on the date of redemption and ending on the date of payment of the redemption amount.

        A debenture holder may declare the entire unpaid principal balance and all accrued but unpaid interest immediately due and payable upon an event of default under its debenture. Events of default include:

●	an uncured failure to make payments due under the debentures or to perform or observe any obligation under either of the debentures or related agreements;

●

our written admission that we are insolvent, our making an assignment for the benefit of creditors or commencing proceedings for dissolution, or our application for the appointment of a trustee, liquidator or receiver;

●	the institution of voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceedings against us that are not dismissed within 60 days;

●

the entry of a judgment or writ of attachment in excess of $200,000 that remains unpaid, unvacated, unbonded or unstayed for 60 days or during the five days prior to the date of any proposed sale under the judgment or writ; or

●

the suspension of trading or delisting from an exchange or the NASD's OTC Electronic Bulletin Board of our common stock for more than five trading days after our common stock is relisted on an exchange or on the NASD's OTC Electronic Bulletin Board.

        As of July 19, 2002, we had a total of 108,066,199 shares of common stock outstanding, and debentures convertible, if contractual limitations on conversion were disregarded, into approximately 174,000,000 shares of our common stock at an assumed conversion price of $0.025. The number of shares that the debentures ultimately may be converted into or exercised for could prove to be greater than this estimate if the market price of our common stock declines. Further, to the extent the holders convert those debentures and then sell the underlying shares of common stock into the market, the price of our common stock may decline due to the additional shares available in the market. This decline could allow the holders to convert their remaining debentures into a greater number of shares of common stock, the sale of which would further depress the stock price. Our stockholders could, therefore, experience substantial dilution and a decline in the value of their investment as a result of the conversion of the debentures and the sale of the shares of common stock issuable upon conversion of the debentures.

        If we are limited in our ability to issue shares upon the conversion of the debentures, due either to a limitation on our number of authorized shares or the applicable rules of the principal securities market on which our shares of common stock are listed or traded, and if we are unable to remedy this situation, then the debenture holders will have the option to elect one or both of the following remedies with respect to the unconverted portions of the debentures:

●

require us to issue shares of our common stock in accordance with the holder's notice of conversion at a conversion price equal to the average of the closing bid prices per share of our common stock for any five consecutive trading days during the sixty trading days immediately preceding the date of the holder's notice of conversion; or

●

require us to redeem each unconverted debenture for an amount, payable in cash, equal to the outstanding principal balance plus accrued interest, divided by the conversion rate in effect on the date of redemption, multiplied by the highest closing ask price during the period beginning on the date of redemption and ending on the date of payment of the redemption amount.

        Upon a merger, consolidation or sale or transfer of all or substantially all of our assets pursuant to which our stockholders are entitled to receive securities or property in exchange for shares of our common stock, each debenture holder may convert their debenture and be entitled to such securities or property as if the conversion had taken place prior to the merger, consolidation, sale or transfer. In the event of any proposed merger, consolidation, sale or transfer, the debenture holders have the right to convert their debentures by delivering a notice of conversion to us within 15 days of receipt of notice of such sale. If a holder elects not to convert, then we may prepay the outstanding principal balance and accrued interest on the debenture by paying a redemption price equal to the conversion rate applicable on that date, less all amounts required by law to be deducted. If we spin off or otherwise divest a part or all of our business or operations in a transaction in which securities of another entity are issued to our stockholders, then any unconverted debentures will be deemed converted for the purpose of determining security holders entitled to such securities, with such securities to be paid upon conversion of the debentures.

        We may, at our option, prepay all or part of the outstanding principal and interest balance of the debentures. Any redemption is to be in an aggregate principal amount of at least $100,000 and made pro rata among all of the holders of the debentures based on the then-outstanding balances due under the debentures. Redemptions under the TK debenture and Carbon Mesa debenture are to be made at a redemption price equal to 100% or 125%, respectively, of the amount to be redeemed. If we serve a redemption notice, TK and Carbon Mesa will retain conversion rights, up to a maximum of 50% of the amount subject to the redemption, for two business days following receipt of the redemption notice. We may not serve any redemption notice without having the necessary cash or credit facilities immediately available to cover the redemption price.

        In connection with the issuance of the debentures, we also issued warrants. The warrants have an initial exercise price of $0.60 per share and also have cashless exercise provisions. The warrants expire on February 28, 2003. In addition, the warrants contain piggyback and demand registration rights, which rights are discussed further below.

        The debentures were initially secured by a standby letter of credit in the amount of $1,200,000 issued by the Bank of India. However, this letter of credit has since expired. Under the September 2001 amendment to the TK debenture, the debenture was to be secured by our assets. The TK and Carbon Mesa debentures also continue to be secured by 28,800,000 shares of common stock pledged by the company. The pledged shares are held in escrow under the terms of a pledge agreement dated March 8, 2000. The pledge agreement provides that, unless and until an event of default occurs, the pledged shares shall be deemed unissued shares for the purpose of voting and other powers of ownership. Any dividends, whether in cash or stock, paid with respect to the pledged shares will be added to the pledged shares as additional collateral.

        Under the pledge agreement, an event of default includes a false or misleading representation or warranty made in the pledge agreement, our failure to observe or perform any covenant in the pledge agreement or to cure such failure within five days after discovery or notice of such failure, and the occurrence of any event of default under the debentures. Upon the occurrence of an event of default under the pledge agreement, a pledgee will have the sole and exclusive right to exercise all voting powers and other powers of ownership related to the pledged shares and any other collateral. Notwithstanding anything in the pledge agreement, no pledgee may beneficially own in excess of 9.99% of the outstanding shares of our common stock, as provided in the debentures. In addition, upon an event of default, but subject to repayments of the TK debenture, a pledgee may sell the pledged shares and any other collateral. The pledge agreement terminates upon satisfaction of all of our obligations under the debentures, the registration rights agreement and the warrants.

        The registration rights agreement obligated us to file a registration statement under the Securities Act within 30 days following the sale of the debentures for the purpose of registering for resale shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants. In order to ensure that the registration statement covers all of the shares issuable upon conversion of the debentures and exercise of the warrants, we were required to register no less than 200% of the aggregate number of shares into which the debentures are convertible and the warrants are exercisable at the time of filing the registration statement. Penalties for failure to timely file and obtain effectiveness of the registration statement included our monthly payment to the debenture holders of 2% of the value of the debenture on the 31st day following the sale of the debentures and 3% of the value of the debenture on the first day of each subsequent month until such time as the registration statement is filed, as well as the right of the debenture holders to cause us to fully redeem the debentures in cash within three days.

        On August 18, 2000 and December 5, 2000, TK converted an aggregate of $530,000 of the principal balance of its debenture plus related interest into 3,379,489 shares of our common stock. In 2000 we repaid $5,000 of the $35,000 principal amount of the Carbon Mesa Debenture. An additional $10,000 was paid on the Carbon Mesa Debenture in 2002. Prior to September 24, 2001, we defaulted under the provisions of the debentures and the registration rights agreement due to our failure to maintain our listing on the NASD's OTC Electronic Bulletin Board and our failure to timely register with the SEC for resale the shares of common stock issued or issuable upon conversion of the debentures and exercise of the warrants. As a result of this failure, penalties totaling $956,000 became due. We renegotiated the terms of the TK debenture and, on September 24, 2001, amended the debenture and the Registration Rights Agreement. Under the amendment, TK waived defaults under the TK debenture and agreed to extend the maturity date of the TK debenture from February 28, 2002 to February 28, 2003, and provide that unpaid interest shall continue to accrue on the TK debenture payable quarterly in arrears beginning March 31, 2002. We also agreed to increase the principal balance of the TK debenture by $650,000 to $2,120,000 and issue 2,500,000 shares of common stock to TK in settlement of penalties outstanding under the registration rights agreement. Accrued interest under both the TK and Carbon Mesa debentures continues to be payable upon conversion in the form of either cash or additional shares of our common stock, at our option, at the then-applicable conversion rate. We remain in default of the Carbon Mesa Debenture.

        In addition, we agreed that on or before November 30, 2001, we would file with the SEC all securities filings that are required to be filed prior to that date and secure and maintain the listing of our common stock on an exchange or on the NASD's OTC Electronic Bulletin Board. In addition, we agreed to file by January 31, 2002 a registration statement covering, among other things, the shares of common stock issued or issuable upon conversion of the debentures and exercise of the warrants. Penalty for failure to comply with the filing or relisting requirements, was that the principal amount of the TK debenture would increase by $50,000 for each 30-day period of non-compliance, with a maximum aggregate increase of $350,000. As a result of our failure to comply with the above filing and listing requirements, the principal amount of the TK debenture has increased by $350,000, to $2,470,000.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for the company's common shares will be Computershare Trust Company of Canada.

SHAREHOLDER PROPOSALS

Shareholders of Biogan may submit proposals to be considered for shareholder action at the Special Meeting of Shareholders if they do so in accordance with the applicable regulations of the SEC and the laws of the State of Delaware. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than ______________. Shareholder proposals should be addressed to the Corporate Secretary, HMZ Metals, 150 King Street West, Suite 2315, Toronto, Ontario, Canada M5H 1J9.

LEGAL MATTERS

The validity of the issuance of HMZ Metals common shares offered hereby will be passed upon for HMZ Metals by Macleod Dixon LLP, Toronto, Ontario.

EXPERTS

The financial statements of Biogan included in the 2001 10-KSB and the August 2, 2002 8-K have been incorporated by reference in this proxy statement/prospectus, and have been audited by George Brenner, C.P.A., as stated in his report appearing in the company's 2001 10-KSB. The financial statements and balance sheet have been incorporated in reliance upon George Brenner's, C.P.A., reports given upon his authority as an expert in accounting and auditing.

AVAILABLE INFORMATION

Biogan has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, Biogan files, and following the reincorporation merger HMZ Metals will file, reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the public reference section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's site on the Internet's World Wide Web, located at http:// www.sec.gov.

This proxy statement/prospectus does not contain all the information set forth in that registration statement and the related exhibits. Statements contained herein concerning the provisions of documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The registration statement and any subsequent amendments, including exhibits filed as a part of the registration statement, are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and information filed later with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the transaction.

(a)	Annual Report on Form 10-KSB for the fiscal year ended 2001;

(b)	Quarterly Report on Form 10-QSB for the three months ended March 31, 2002;

(c)	Current Report on Form 8-K dated August 2, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Secretary
HMZ Metals Inc.
150 King Street West, Suite 2315
Toronto, Ontario, Canada M5H 1J9
(416) 214-3270

You should rely only on the information incorporated by reference or provided in this proxy statement/prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.

This proxy statement/prospectus is accompanied by a copy of the Biogan's 2001 10-K and the August 2, 2002 8-K.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical matters, the matters discussed or incorporated by reference in this proxy statement/prospectus are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the intent, belief or current expectations of the company and members of its senior management team, including without limitation, post transaction performance and opportunities, the attractiveness of an investment in HMZ Metals to Canadian and other investors, market acceptance in the Canadian capital markets and enhanced liquidity. Factors that could cause actual results to differ materially include:

●	fluctuations in prices of minerals;

●	problems regarding unanticipated competition;

●	processing, access and transportation of supplies;

●	availability of materials and equipment;

●	the occurrence of an unexpected or unavoidable event (a force majeure event), which may, for example, prevent HMZ Metals or a party contracting with it from achieving its objectives;

●	the failure of plant equipment or processes to operate in accordance with specifications or expectations;

●	accidents, labor relations or delays in start-up dates;

●	environmental costs and risks;

●	the outcome of acquisition negotiations and general domestic and international economic and political conditions; and

●	other factors described in this proxy statement/prospectus or Biogan filings with the SEC.

Many of these factors are beyond the ability of Biogan to predict or control. Readers are cautioned not to put undue reliance on forward looking statements.

The safe harbor of the United States Private Securities Litigation Act of 1995 is not available to HMZ Metals because it is a new issuer.

    ANNEX A

AGREEMENT AND PLAN
OF
MERGER

BY AND AMONG

HMZ METALS INC.,

HMZ ACQUISITION CORP INC.

AND

BIOGAN INTERNATIONAL, INC.

July 22, 2002

TABLE OF CONTENTS

PAGE

LIST OF SCHEDULES

Schedule 2.02      Shares Reserved for Issuance
Schedule 4.02      Employee Benefit Arrangements

AGREEMENT AND PLAN OF MERGER

                AGREEMENT AND PLAN OF MERGER dated as of July __, 2002, by and among HMZ Metals Inc., a Canadian corporation (the "Company"), HMZ Acquisition Corp Inc., a Delaware corporation and a subsidiary of the Company ("Mergeco"), and Biogan International, Inc., a Delaware corporation ("Biogan").

                WHEREAS, the respective Boards of Directors of Biogan, Mergeco and the Company have approved the merger of Mergeco into Biogan and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein; and

                WHEREAS, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Mergeco would be merged (the "Merger") with and into Biogan in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and (ii) each share of common stock, par value US$0.001 per share, of Biogan (collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration.

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Biogan, Mergeco and the Company agree as follows:

ARTICLE 1
THE MERGER

        Section 1.01    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time Mergeco shall be merged with and into Biogan. As of and following the Effective Time, the separate corporate existence of Mergeco shall cease and Biogan shall continue as the surviving corporation (the "Surviving Corporation").

        Section 1.02    Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 5, Biogan and Mergeco shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Hodgson Russ LLP, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article 5. The date on which the Closing occurs is referred to herein as the "Closing Date."

        Section 1.03     Effects of the Merger; Subsequent Actions. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of Biogan and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of Biogan and Mergeco shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

        Section 1.04    Certificate of Incorporation and By-Laws of the Surviving Corporation.

                (a)    The Certificate of Incorporation of Biogan, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                (b)    The By-Laws of Biogan in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

        Section 1.05     Directors. Subject to applicable law, the directors of Biogan immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.06    Officers. The officers of Biogan immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.07     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Biogan, Mergeco, the Company or the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. Such Shares shall be canceled by virtue of the Merger. As used herein, "Merger Consideration" means one twelfth of one common share of the Company, without par value.

        Section 1.08     Conversion of Mergeco Common Stock. At the Effective Time, each share of common stock, par value US$0.001 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        Section 1.09    Outstanding Common Shares of the Company. All of the common shares of the Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled as of the Effective Time.

        Section 1.10     Exchange of Certificates.

                (a)     Prior to the Effective Time, the Company shall designate Computershare Trust Company of Canada to act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal described in Section 1.10(c) below, the Exchange Agent shall issue in respect thereof a common share certificate of the Company representing the Merger Consideration multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefore, and each such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefore is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

                (b)    No fractional shares of Company common stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company common stock otherwise entitled to a fractional share of Company common stock will be entitled to receive, from the Company, a cash payment in lieu of such fractional shares of Company common stock representing such holder's proportionate interest, if any, in the proceeds from any sale of fractional shares by the Company following the Merger.

                (c)    Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefore.

                (d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Section 1.10.

        Section 1.11     Stockholders' Meeting.

                (a)    Biogan, acting through its Board of Directors (the "Board"), shall, in accordance with the DGCL:

(i)

duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement; and

-4-

(ii)

subject to Section 4.06 below, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement and, after consultation with the Company, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF BIOGAN

                Biogan represents and warrants that, except as set forth in any Schedule hereto, the statements contained in this Article 2 are correct and complete as of the date of this Agreement.

                Section 2.0      Organization and Qualification. Biogan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                Section 2.02    Capitalization. The authorized capital stock of Biogan consists of 300,000,000 Shares and 31,3000 shares of Series A Preferred Stock and 3,624,000 shares of Series B Convertible Preferred Stock (collectively "Preferred Stock"). As of the close of business on July 19, 2002, 108,066,199 Shares were issued and outstanding. As of the close of business on July 19, 2002, there were 1,100 Shares of Series A Convertible Preferred Stock and 3,624,000 Shares of Series B Convertible Preferred Stock issued and outstanding. Biogan has no shares reserved for issuance, other than as set forth on Schedule 2.02.

                Section 2.03    Authority Relative to this Agreement. Biogan has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Biogan and the consummation by Biogan of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of Biogan are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This Agreement has been duly and validly executed and delivered by Biogan and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and Mergeco, constitutes a valid and binding obligation of Biogan enforceable against Biogan in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) is subject to general principles of equity.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGECO

                The Company and Mergeco represent and warrant that the statements contained in this Article 3 are correct and complete as of the date of this Agreement insofar as such statements pertain to each company.

                Section 3.01    Organization and Qualification. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of Canada.

                Section 3.02    Authority Relative to this Agreement. Each of the Company and Mergeco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Mergeco and the consummation by the Company and Mergeco of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Company and Mergeco and no other corporate proceedings on the part of the Company or Mergeco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Mergeco. This Agreement has been duly executed and delivered by each of the Company and Mergeco and, assuming the due and valid authorization, execution and delivery by Biogan, constitutes a valid and binding obligation of each of the Company and Mergeco enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) is subject to general principles of equity.

ARTICLE 4
COVENANTS

                Section 4.01    Conduct of Business of Biogan. Except as contemplated by this Agreement or with the prior consent of the Company, during the period from the date of this Agreement to the Effective Time, Biogan will conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts to preserve intact the business organization of Biogan and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, Biogan will not prior to the Effective Time, without the prior written consent of the Company:

                        (a)    adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

                        (b)    issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or Shares purchasable pursuant to the Stock Purchase Plans, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                        (c)    declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock; or

                        (d)       agree in writing or otherwise to take any of the foregoing actions prohibited under Section 4.01 or any action which would cause any representation or warranty of Biogan in this Agreement to be or become untrue or incorrect in any material respect.

                Section 4.02    Employee Benefit Arrangements. Biogan and the Company hereby agree to the provisions set forth on Schedule 4.02 hereto relating to the provision of employee benefits and other related employee matters.

                Section 4.03    Directors' and Officers' Indemnification; Insurance.

                        (a)    From and after the Effective Time, the Company shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Biogan (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of Biogan and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                        (b)    Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Company will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.03 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

                        (c)    Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, the Company and the Surviving Corporation, retained at the Company's and the Surviving Corporation's expense.

                        (d)    This Section 4.03 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of the Company, Mergeco and the Surviving Corporation.

                Section 4.04    Name Changes. In the Merger, the Surviving Corporation shall maintain the name Biogan International, Inc.

                Section 4.05    Registration Statement/Proxy Statement.

                        (a)    Biogan and the Company shall jointly prepare and file and cause to become effective with the SEC, as soon as practicable after the date hereof, a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, with respect to the Merger Consideration issuable in the Merger and this Agreement, which Registration Statement shall also serve as the "Proxy Statement" for purposes of obtaining the approval of Biogan's stockholders to this Agreement. Biogan and the Company shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Biogan and the Company shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement, and Biogan will pay all expenses incident thereto. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (b)    The Company, Biogan and Mergeco shall cooperate with one another in the preparation and filing of the Registration Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Registration Statement and to respond promptly to any comments or requests made by the SEC with respect to the Registration Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Registration Statement and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Biogan and Mergeco each agrees to correct any information provided by it for use in the Registration Statement which shall have become, or is, false or misleading.

                        (c)    As soon as possible after completion of review of the Proxy Statement by the SEC, Biogan shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the fiduciary obligations of the Board under applicable law and the DGCL, the Proxy Statement shall contain the recommendation of the Board that the stockholders of Biogan adopt this Agreement and the Merger.

                Section 4.06    Listing on Stock Exchanges. The Company and Biogan shall prepare and submit to the NASDAQ and The Toronto Stock Exchange any necessary documents covering the common shares of the Company comprising the Merger Consideration to be issued in connection with the Merger and shall obtain, as soon as practicable, approval for the listing of such Company common shares upon official notice of issuance.

ARTICLE 5
CONDITIONS TO CONSUMMATION OF THE MERGER

                Section 5.01    Conditions to Each Party's Obligation to Consummate the Merger. Subject to the right of any party hereto to waive any of the following conditions with respect to itself and not with respect to any other party, the respective obligations of Biogan, Mergeco and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                        (a)    Stockholder Approval. If required by the DGCL, the stockholders of Biogan and Mergeco shall have duly approved the transactions contemplated by this Agreement.

                        (b)    Injunctions, Illegality. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or any governmental or regulatory authority, agency or other entity (a "Governmental Entity") wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated hereby to be rescinded following consummation, (iii) cause any of Biogan, the Company, or any of their officers or directors, to become liable for any material damages, or (iv) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former businesses of Biogan (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

                        (c)    No Breach. There shall not have been a breach of any representation, warranty, covenant or agreement of the Company, Mergeco or Biogan set forth in this Agreement which, individually or in the aggregate, would have a material adverse effect on the Surviving Corporation.

                        (d)    Listing of Company Common Shares. The Merger Consideration issuable in the Merger shall be listed as soon as practicable after the date hereof for trading on the NASDAQ and the Toronto Stock Exchange, subject to official notice of issuance.

ARTICLE 6
TERMINATION; AMENDMENT

                Section 6.01    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Biogan, by action of the Company or the board of directors of Biogan.

                Section 6.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

                Section 6.03    Amendment. This Agreement may be amended, modified or supplemented by written agreement of Biogan and the Company at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Biogan, but, after any such vote, no amendment, modification or supplement shall be made if the Board shall determine that such amendment, modification, supplement would have a material adverse effect on the rights of the holders of Shares without the further approval of such holders.

ARTICLE 7
MISCELLANEOUS

                Section 7.01    Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

                Section 7.02    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                Section 7.03    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                Section 7.04    Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the corporate law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                Section 7.05    Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                Section 7.06    Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                Section 7.07    No Third Party Beneficiaries. Except as set forth in Section 4.03(d) hereof, nothing in this Agreement, express or implied, is intended to nor shall confer upon any person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person shall be deemed a third party beneficiary under or by reason of this Agreement.

                IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BIOGAN INTERNATIONAL, INC.

By: /s/ John Cullen
Name: Title:

HMZ METALS INC.

By: /s/ Kerry D. Smith
Name: Title:

HMZ ACQUISITION CORPORATION

By: /s/ Gilles Laverdiere
Name: Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Biogan's certificate of incorporation and bylaws provide for mandatory indemnification of Biogan's directors and permissive indemnification of officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number             Description

3.1	Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on February 5, 1988 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on March 31, 1989 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.3	Certificate of Amendment of Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on June 29, 1989 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.4	Certificate for Renewal and Revival of Charter of the Registrant filed with the Delaware Secretary of State on May 2, 1990 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.5	Certificate for Renewal and Revival of Charter of the Registrant filed with the Delaware Secretary of State on August 29, 1994 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.6	Certificate of Amendment of Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on September 5, 1997 (incorporated herein by reference to the Registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.7	Certificate for Renewal and Revival of Charter of the Registrant filed with the Delaware Secretary of State on May 23, 2002 (incorporated herein by reference to the Registrants Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002)

3.8	Amended and restated bylaws of Registrant (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

3.9	Articles Of Association Of Guangxi Guanghe Metals Co. Ltd. filed with the government of the People's Republic of China on July 19, 2002 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

3.10	Certificate of Incorporation of HMZ Acquisition Corp. filed with the Delaware Secretary of State on July 22, 2002.

3.11	Bylaws of HMZ Acquisition Corp.

3.12	Articles of Incorporation of HMZ Metals Inc. filed with Industry Canada on July 22, 2002.

3.13	Bylaws of HMZ Metals Inc.

4.2	8% Secured Convertible Debenture due February 28, 2002 issued by the Registrant to CALP II, LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.3	8% Secured Convertible Debenture due February 28, 2002 issued by the Registrant to Carbon Mesa Partners, LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.4	Common Stock Purchase Warrant dated March 29, 2000 issued by the Registrant to CALP II, LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.5	Common Stock Purchase Warrant dated March 29, 2000 issued by the Registrant to Carbon Mesa Partners, LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.6	Registration Rights Agreement dated as of March 8, 2000 between the Registrant, CALP II, LLC and Carbon Mesa Partners,LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.7	Securities Purchase Agreement dated as of March 8, 2000 by and between the Registrant and CALP II, LLC and Carbon Mesa Partners, LLC (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.8	Pledge Agreement, dated March 8, 2000, by and among the Registrant, CALP II, LLC, Carbon Mesa Partners, LLC and Law Offices of Michael S. Rosenblum (incorporated herein by reference to the Registrant's form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.9	Joint Escrow Instructions dated March 8, 2000 by and between the Registrant and CALP II, LLC and Carbon Mesa Partners, LLC (incorporated herein by reference to the Registrant's Form 10-KSB-filed with the Securities and Exchange Commission on October 5, 2001).

4.10	First Amendment to 8% Secured Convertible Debenture due February 28, 2002 dated as of September 24, 2001 by and between the Registrant and Thomson Kernaghan & Co., Limited (incorporated herein by reference to the Registrant's Form 10-KSB-filed with the Securities and Exchange Commission on October 5, 2001).

4.11	First Amendment to Registration Rights Agreement dated as of September 24, 2001 by and between the Registrant and Thomson Kernaghan & Co., Limited (incorporated herein by reference to the Registrant's Form 10-KSB-filed with the Securities and Exchange Commission on October 5, 2001).

4.12	Addendum to First Amendment to 8% Secured Convertible Debenture due February 28, 2002 dated as of September 24, 2001 by and between the Registrant and Thomson Kernaghan & Co., Limited (incorporated herein by reference to the Registrant's Form 10-KSB-filed with the Securities and Exchange Commission on October 5, 2001).

4.13	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the company (incorporated herein by reference to the registrant's Form 8-A filed with the Securities and Exchange Commission on September 6, 2000).

4.14	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of the company (incorporated herein by reference to the registrant's Form 10-KSB filed with the Securities and Exchange Commission on August 2, 2002).

*5.1	Opinion of Macleod Dixon regarding the validity of the securities issued hereby.

10.1	Share Exchange Agreement by and between the Registrant and Fushan Industrial Co. Ltd, dated as of July 19, 2002 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002)

10.2	Joint Venture Agreement by and among Guangxi Guanghe Metals Co. Ltd., Hechi Industrial Co. Ltd. and Biogan (BVI) International Inc. dated as of July 19, 2002 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.3	Letter Agreement dated November 23, 2001 between the Registrant and John Cullen (incorporated herein by reference to the Registrants Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.4	Employment agreement by and between the Registrant and Gilles Laverdiere dated as of January 1, 2000 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.5	Employment agreement by and between the Registrant and Kerry D. Smith dated as of August 1, 2000 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.6	Employment agreement by and between the Registrant and Robert Doyle dated as of November 23, 2001 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.7	Agreement, dated July 19, 2002, by and between Biogan International, Inc. and Hechi Industrial Co. Ltd. terminating the asset purchase agreement by and between the parties dated July 1, 2000 (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.8	Agreement, dated July 19, 2002 by and between Biogan International, Inc. and Biogan International (BVI) Inc. assigning Biogan International, Inc.'s rights in GGM to Biogan International (BVI) Inc. (incorporated herein by reference to the Registrant's Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission on August 2, 2002).

10.9	Agreement and plan of Merger by and among HMZ Metals Inc., HMZ Acquisition Corp., and Biogan International, Inc., dated July 22, 2002 (included as Annex A to the prospectus/proxy statement).

*21.1	Subsidiaries of HMZ Metals Inc.

*23.1	Consent of Independent Auditor

23.3	Consent of Macleod Dixon (included in Exhibit 5.1)

*99.1	Form of letter of transmittal

*99.2	Form of tender instructions

_______

*    To be filed by amendment

(b)    Financial Statement Schedule. Not applicable.

(c)    Reports, Opinions or Appraisals. Not applicable.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7)    That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on the 2nd day of August, 2002.

HMZ Metals Inc.

By: /s/Gilles Laverdiere
Gilles Laverdiere
Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gilles Laverdiere	Vice Chairman, Chief Executive Officer and Director	August 2, 2002
Gilles Laverdiere

/s/ Kerry D. Smith	President, Chief Operating Officer and Director	August 2, 2002
Kerry D. Smith

/s/ Robert Doyle	Executive Vice-President and Chief Financial Officer	August 2, 2002
Robert Doyle

/s/ John Cullen	Director	August 2, 2002
John Cullen

/s/ Pierre O'Dowd	Director	August 2, 2002
Pierre O'Dowd